Exhibit 99.2

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

among

JOHNSONDIVERSEY HOLDINGS, INC.,

COMMERCIAL MARKETS HOLDCO, INC.

and

MARGA B.V.

Dated as of May 1, 2006

6.2	Maintenance of Books	42
6.3	Biannual Review	43
6.4	Confidentiality	43
6.5	Public Disclosures	45
6.6	Directors’ and Officers’ Insurance; Indemnification	45
6.7	Compliance with Agreement	45
6.8	Information	46
6.9	Certain Indemnification	46
6.10	Registers of Holders	46
6.11	Tax Residence	46

ARTICLE VII TRANSFERS		46

7.1	Restrictions on Transfer of Shares	46
7.2	Approved Sale; Drag Along	46
7.3	Certain Permitted Transfers	47
7.4	Stockholders Leaving Groups	50
7.5	Termination of Restrictions	50
7.6	Void Transfers	50
7.7	Legend	50
7.8	Lock-up; Registration Rights	51
7.9	Transfer of Additional Shares	51

ARTICLE VIII PUT AND CALL RIGHTS		53

8.1	Put Right	53
8.2	Put Price	53
8.3	Put Closing	54
8.4	Termination and Limitations of Put Rights	55
8.5	Call Right	57
8.6	Call Closing	58
8.7	Purchase Terms	58
8.8	Adjustment of Fair Market Value	59
8.9	Determination of Fair Market Value	60
8.10	Expert Determination of Applicable EBITDA	61
8.11	Expert Determination of Base Value	61
8.12	Information	62
8.13	Failure by the Company to Acquire Shares	62
8.14	Priority of Put and Call Rights	65
8.15	Exit Planning	65
8.16	Agency Adjustment	66
8.17	Contingent Payments	66

ARTICLE IX TERMINATION		66

9.1	Termination	66
9.2	Prior Breach	66

ARTICLE X GENERAL PROVISIONS		66

10.1	No Offset	66

10.2	Notices	66
10.3	Entire Agreement	67
10.4	Effect of Waiver or Consent	67
10.5	Amendment, Modification or Waiver	68
10.6	Binding Effect	68
10.7	Specific Performance	68
10.8	Governing Law; Severability	68
10.9	Notice to Stockholders of Provisions	68
10.10	Counterparts	69
10.11	Consent to Jurisdiction and Service of Process	69
10.12	Waiver of Jury Trial	69
10.13	Parties in Interest	70
10.14	Fees and Expenses	70
10.15	No Partnership	70
10.16	Supremacy	71
10.17	Exit Note	71
10.18	Effectiveness of this Agreement	72

SCHEDULES AND EXHIBITS:

SCHEDULE A	Stockholders, Share Ownership and Share Consideration
SCHEDULE B	Certain Disclosures

EXHIBIT 1	Excluded Transactions
EXHIBIT 2	Form of Assumption Agreement
EXHIBIT 3	Term Sheet for the Exit Note
EXHIBIT 4	Definition of EBITDA
EXHIBIT 5	Certificate of Incorporation
EXHIBIT 6	Bylaws
EXHIBIT 7	Agreed Dividend Policy
EXHIBIT 8	Material Benefit Plans
EXHIBIT 9	Contingent Payments
EXHIBIT 10	Certain Indemnification
EXHIBIT 11	Net Debt Adjustments
EXHIBIT 12	Committee Charters

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of May 1, 2006, is by and among JohnsonDiversey Holdings, Inc., a Delaware corporation (formerly known as Johnson Professional Holdings, Inc., the “Company”), Commercial Markets Holdco, Inc., a Wisconsin corporation (“Holdco”), and Marga B.V., a company organized under the laws of The Netherlands (“Marga”) and an indirect, wholly-owned subsidiary of Unilever N.V., a company organized under the laws of The Netherlands (“Unilever NV”). Marga, together with Holdco and such other Persons listed on Schedule A (as such schedule may be amended from time to time), including any Permitted Transferees, are referred to collectively as the “Stockholders” and each individually as a “Stockholder.”

RECITALS

WHEREAS, the Company, which was formed by the filing on November 8, 2001 of a Certificate of Incorporation with the Secretary of State of the State of Delaware, had been a wholly-owned subsidiary of Holdco at all times prior to the Closing Date (as hereinafter defined);

WHEREAS, on November 20, 2001, the Company, S.C. Johnson Commercial Markets, Inc. a Delaware corporation (now known as JohnsonDiversey, Inc., “CMI”) and a wholly-owned (except for one share) subsidiary of the Company, and Conopco, Inc., a New York corporation (“Conopco”) and an indirect, wholly-owned subsidiary of Unilever entered into a Purchase Agreement (the “Purchase Agreement”) providing for, among other things, (i) Conopco paying or causing to be paid the Subscription Payment (as defined in the Purchase Agreement) in exchange for the issuance by the Company to Marga of the number of Class B Shares (as hereinafter defined) set forth opposite Marga’s name on Schedule A as of the date hereof and (ii) the execution of this Agreement to set forth provisions relating to, among other things, the governance of the Company and various other rights and obligations of the Company and the Stockholders;

WHEREAS, Conopco has caused Marga to pay the Subscription Payment to the Company pursuant to the Purchase Agreement, and Unilever NV has guaranteed the performance by Conopco of its obligations thereunder and by the Unilever Stockholder of its obligations hereunder, in each case pursuant to a Guarantee of Performance and Indemnity Agreement, dated as of November 20, 2001;

WHEREAS, Marga shall initially be the Unilever Stockholder;

WHEREAS, on or before the Closing Date, Holdco transferred to the Company, as an additional capital contribution, $25 million in the form of cash in consideration for which the Company issued additional Class A Shares (as hereinafter defined), which are included in the number of Class A Shares set forth opposite Holdco’s name on Schedule A as of the date hereof; and

WHEREAS, the Company and the Stockholders desire to amend and restate this Agreement as provided herein, effective upon the completion of the sale of the Polymer Business pursuant to the terms and conditions of the Asset and Equity Interest Purchase Agreement, dated as of May 1, 2006, by and among Johnson Polymer, LLC, JohnsonDiversey Holdings II B.V. and BASF Aktiengesellschaft in the form approved in writing by the Stockholders (including such amendments as may be made in accordance with that approval), save that the amendment set forth in Exhibit 11 shall become effective and binding, and the original Stockholders’ Agreement, dated May 3, 2002, shall be so amended, immediately upon the execution of this Agreement by the parties hereto.

NOW, THEREFORE, the Company and the Stockholders agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. Terms used in this Agreement with initial capital letters that are not defined in this Agreement shall have the meanings given to them in the Purchase Agreement. As used in this Agreement, the following terms have the following meanings:

“144A Notes” means the 9.625% Senior Subordinated Notes due 2012 of CMI in the aggregate principal amount of $300,000,000 (the “Dollar Notes”) and the 9.625% Senior Subordinated Notes due 2012 of CMI in the aggregate principal amount of EUR 225,000,000 (the “Euro Notes”) in each case, issued on the Closing Date.

“144A Notes Indentures” means the Indenture dated as of the Closing Date between CMI and BNY Midwest Trust Co., as trustee, providing for the issuance of the Dollar Notes and the Indenture dated as of the Closing Date between CMI and The Bank of New York, as trustee, providing for the issuance of the Euro Notes, in each case, as amended or supplemented from time to time.

“Accounting Expert” means a firm of internationally recognized independent public accountants (other than the then current auditors of the Company, the Unilever Stockholder or Unilever) mutually selected by the Unilever Stockholder and the Company or, if the Unilever Stockholder and the Company fail to agree within ten Business Days after commencing discussions thereon, (a) the public accounting firm of Ernst & Young, LLP or any successor organization, subject to clearance of any conflicts of interest, (b) if Ernst & Young, LLP is conflicted, the public accounting firm of KPMG, LLP or any successor organization, subject to clearance of any conflicts of interest, and (c) if KPMG, LLP is conflicted, the public accounting firm of Deloitte & Touche LLP, or any successor organization, subject to clearance of any conflicts of interest.

“Accounts Receivable Securitization Facility” means (a) the Receivables Sale Agreement, dated as of March 2, 2001, between CMI and JWPR Corporation, (b) the Receivables Sale Agreement, dated as of March 2, 2001, between Polymer and JWPR Corporation, (c) the Receivables Sale Agreement, dated as of March 2, 2001, between U.S. Chemical Corporation and JWPR Corporation, (d) the Receivables Sale Agreement, dated as of March 2, 2001, between Whitmire and JWPR Corporation, (e) the Receivables Purchase

Agreement, dated as of March 2, 2001, among JWPR Corporation, Falcon Asset Securitization Corporation and Bank One, NA, and (f) the Receivables Sale and Contribution Agreement, dated as of March 2, 2001, among Polymer, U.S. Chemical Corporation, Whitmire, CMI, JWP Investments, Inc. and JWPR Corporation, in each case, as amended, restated or supplemented on or after the date hereof, other than to increase the amount of Indebtedness available thereunder.

“Accreted Value” has the meaning set forth in the Note Indenture.

“Accumulated Excess Pension Contributions” means the cumulative aggregate amount of all Pension Differential Contributions determined for all full and partial Fiscal Years, without duplication, during the period beginning on the Closing Date and ending on the last day of the applicable Measurement Period; provided, however, that if such aggregate amount is negative, it shall be deemed to be zero.

“Additional Divestiture” has the meaning set forth in Section 8.13.

“Additional Divestiture Identification” has the meaning set forth in Section 8.13.

“Additional Floor Payment” has the meaning set forth in Section 7.9.

“Additional Payments” has the meaning set forth in Section 7.9.

“Additional Rounding Payment” has the meaning set forth in Section 7.9.

“Additional Shares” has the meaning set forth in Section 7.9.

“Additional Shares Closing Date” has the meaning set forth in Section 7.9.

“Additional Shares Exercise Date” has the meaning set forth in Section 7.9.

“Additional Shares Purchase Price” has the meaning set forth in Section 7.9.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. Notwithstanding the foregoing, for the purposes of this Agreement, (a) no Unilever Group Member shall be regarded as an Affiliate of Holdco, any other Holdco Group Member or any Company Group Member, and (b) no Holdco Group Member shall be regarded as an Affiliate of Unilever, any Unilever Group Member or any Company Group Member.

“Affiliate Transaction” means any agreement, contract, arrangement or other transaction or series of related transactions (including, without limitation, any purchase, sale, transfer, assignment, lease, license, conveyance or exchange of assets or property, any merger, consolidation or similar transaction or any provision of any service) between or among (i) the Company or any Affiliate controlled by the Company (a “Company-Controlled Affiliate”), on the one hand, and (ii) any Holdco Group Member (other than the Company or a Company-Controlled Affiliate) or any director or officer of any such Holdco Group Member, on the other hand, that has an aggregate fair market value or pursuant to the terms thereof will result in aggregate expenditures or aggregate payments in excess of (a) with respect to agreements, contracts, arrangements and transactions that are not on arm’s length terms, $100,000 individually, or (b) with respect to agreements, contracts, arrangements and transactions that are on arm’s length terms, $2,000,000 individually, or (c) $100,000 individually (in the case of arm’s length agreements, contracts, arrangements and transactions) or $10,000 individually (in the case of non-arm’s length agreements, contracts, arrangements and transactions), as applicable, in each case in the event that Affiliate Transactions in excess of $10,000,000, collectively, have been entered into in the immediately preceding twelve months (each, an “Affiliate Maximum Amount”); provided, however, that Affiliate Transactions shall not include (A) transactions effected pursuant to (1) any Transaction Document, (2) any agreement, contract or arrangement set forth on Part A of Exhibit 1 as of the date of the Purchase Agreement, (3) any agreement, contract or arrangement on arm’s length terms set forth on Part B of Exhibit 1 as of the date hereof, (4) any agreement, contract or arrangement on arm’s length terms in effect, or entered into, on or prior to the date hereof that has an aggregate fair market value or pursuant to the terms thereof will result in aggregate expenditures or aggregate payments of less than $500,000 individually, and (5) any renewal, extension, amendment or modification of any of the foregoing which (x) is not material and does not provide for any price increases under such agreement, contract or arrangement in excess of 10% of then current prices, or (y) is automatically effective under the terms of such agreement, contract or arrangement as in effect on or prior to the date hereof), (B) any agreement, contract, arrangement or transaction with respect to the compensation of a director or officer of the Company or any Company-Controlled Affiliate approved by the Compensation Committee of the Board, and (C) any employment, non-competition, confidentiality or similar agreement entered into by the Company or any Company-Controlled Affiliate with a director, officer or employee of the Company or a Company-Controlled Affiliate in the Ordinary Course of Business. For purposes of this definition, “arm’s length terms” means terms that are no less favorable to the Company or such Company-Controlled Affiliate than those that could have been obtained in a transaction by the Company or such Company-Controlled Affiliate with a Person that is an independent third party.

“Agency Adjustment” means an amount equal to the product of (a) the annual net after interest, allocated with revenue as the key, and tax earnings of the Company attributable to amounts payable by Unilever pursuant to the New Agency Agreement (the “Annual Agency Earnings”), times (b) the number of years remaining in the Agency Term after the applicable Put Closing Date or Call Closing Date (as the case may be). Annual Agency Earnings shall be measured on the basis of the net after interest and tax earnings attributable to (a) amounts actually paid by Unilever during the applicable Measurement Period if the New Agency Agreement was in effect during the entirety of such Measurement Period, or (b) amounts estimated in good faith by the Company to be paid by Unilever during the first year of the New Agency Agreement if the New Agency Agreement was not in effect during the entirety of the applicable Measurement Period, based upon the terms and conditions of the New Agency Agreement and prior experience which is comparable to the experience the Company anticipates under the New Agency Agreement.

“Agency Term” has the meaning set forth in Section 8.16.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Structure Conditions” has the meaning set forth in Section 7.9.

“Annual Capital Budget” has the meaning set forth in Section 4.11.

“Annual Operating Budget” has the meaning set forth in Section 4.11.

“Applicable EBITDA” means the aggregate EBITDA during the applicable Measurement Period, calculated in accordance with Exhibit 4.

“Applicable Indebtedness” means the Indebtedness of the Company Group as of the last day of the applicable Measurement Period (measured on a consolidated basis in accordance with GAAP) as reflected on the financial statements of the Company as of such day.

“Applicable Law” means (a) all applicable and binding international, foreign, federal, European Union, national, supranational, state, regional or local laws, statutes and subordinate legislation, directives, rules, regulations, ordinances, zoning, building or other similar restrictions, orders, decisions, judgments or decrees, regulatory agreements or regulatory orders, (b) the common law and (c) the rules and regulations of any United States or foreign securities exchange.

“Applicable Rate” means a rate per annum (carried out to the fifth decimal place) equal to the offered rate that appears on a specified date (or, if it does not appear on such specified date, on the next preceding date on which it does appear) on the page of the Telerate Screen that displays an average British Banker’s Association Interest Settlement Rate for deposits in the applicable currency with a term of 180 days, plus 25 basis points.

“Approved Sale” has the meaning set forth in Section 7.2.

“Approved Sale Notice Date” means the date on which notice is given to the Unilever Stockholder of an Approved Sale, which notice shall not be given more than 30 calendar days prior to the date the parties enter into a definitive and binding agreement for such Approved Sale.

“Assumption Agreement” means an agreement in substantially the form of Exhibit 2.

“Audit Committee Charter” means the statement of authority and powers of the Audit Committee of the Board as set forth in Part A of Exhibit 12, which was adopted at the first regular meeting of the Board following the Closing Date, as such charter may be amended from time to time, subject to Section 4.10(a)(xiii).

“Bankruptcy Event” has the meaning set forth in Section 4.14.

“Bankruptcy Laws” has the meaning set forth in Section 4.14.

“Base Value” means the enterprise value of the Company Group, determined as of the last day of the applicable Measurement Period, as may be agreed to by the Unilever Stockholder and the Company or as otherwise determined pursuant to Sections 8.9, 8.10 and 8.11 in accordance with the Valuation Principles; provided, however, that the Base Value shall not be less than eight times the Applicable EBITDA.

“beneficial owner,” “beneficially own” and “beneficial ownership” means, with respect to any securities, (a) securities that the designated Person or any of such Person’s Affiliates is deemed to “beneficially own” within the meaning of Rule 13d-3 under the Exchange Act, as in effect on the date of this Agreement, and (b) any securities that such Person or any of such Person’s Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, rights, warrants or options or otherwise (it being understood that such Person will also be deemed to be the beneficial owner of the securities convertible into or exchangeable for such securities).

“Board” means the Board of Directors of the Company.

“Brand License Agreement” has the meaning set forth in Section 7.3.

“Business” means (a) the business of manufacturing, marketing, distributing, developing and selling building maintenance, cleaning, pest elimination, laundry, warewashing, food hygiene and sanitation products, plastic additives and polymer intermediates to, or for ultimate use by, Customers, and (b) the business of developing, marketing, selling and providing facilities maintenance services for Professional End-Users. Without limiting the generality of the foregoing, the Business shall include the DiverseyLever Business (as defined in the Purchase Agreement).

“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York City, Amsterdam or London are authorized or required by Applicable Law to be closed; provided, that the days beginning on an including December 21 of each year and ending on and including January 2 of each year shall not constitute Business Days.

“Business Plan” has the meaning set forth in Section 4.11.

“Business Plan Meeting” has the meaning set forth in Section 4.11.

“Bylaws” has the meaning set forth in Section 2.1.

“Call Closing” has the meaning set forth in Section 8.6.

“Call Closing Date” has the meaning set forth in Section 8.6.

“Call Notes” has the meaning set forth in Section 8.5.

“Call Notice” has the meaning set forth in Section 8.5.

“Call Option” has the meaning set forth in Section 8.5.

“Call Shares” has the meaning set forth in Section 8.5.

“Cash” means the cash (or cash equivalents) balance of the Company Group as of the last day of the applicable Measurement Period (measured on a consolidated basis in accordance with GAAP).

“Certificate” has the meaning set forth in Section 2.1.

“Certified Applicable EBITDA” has the meaning set forth in Section 8.10.

“Certified Base Value” has the meaning set forth in Section 8.11.

“Certified Cash Flows” has the meaning set forth in Section 8.10.

“Chairman” means the chairman from time to time of the Board.

“Charter Documents” means the Certificate and the Bylaws.

“Chief Executive Officer” means the chief executive officer from time to time of the Company.

“Chief Financial Officer” means the chief financial officer from time to time of the Company.

“Class A Common Stock” means (a) the Class A Common Stock, par value $0.01 per share, of the Company, and (b) any equity securities issued with respect to any such Class A Common Stock by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization, or otherwise.

“Class A Shares” means shares of Class A Common Stock.

“Class B Common Stock” means (a) the Class B Common Stock, par value $0.01 per share, of the Company, and (b) any equity securities issued with respect to any such Class B Common Stock by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization, or otherwise. The Class B Common Stock shall have a liquidation preference equal to the Share Price (the “Class B Liquidation Preference”). The Class B Common Stock shall be identical to the Class A Common Stock in all respects, other than the Class B Liquidation Preference.

“Class B Shares” means shares of Class B Common Stock.

“Closing Date” means May 3, 2002.

“CMI” has the meaning set forth in the second recital to this Agreement.

“CMI Business” shall mean (a) the business of manufacturing, marketing, distributing, developing and selling building maintenance, cleaning, pest elimination, laundry, warewashing, food hygiene and sanitation products, plastic additives and polymer intermediates to Customers, and (b) the business of developing, marketing, selling and providing facilities maintenance services for Professional End-Users, in the case of (a) and (b), as conducted by the

Company, its Subsidiaries (excluding, prior to the Closing Date, the “Companies” sold to the Company pursuant to the Purchase Agreement, but including them thereafter) and any other Persons that are controlled, directly or indirectly, by the Company.

“Common Stock” means the Class A Common Stock and Class B Common Stock.

“Common Stock Equivalents” means any options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of or other equity interests in the Company or any of its Subsidiaries, or any securities or obligations convertible into, or exchangeable for, any such shares of capital stock or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, or enter into any such right, agreement, arrangement or commitment, other than the issuance of any of the foregoing by any Subsidiary of the Company to the Company or any other Subsidiary of the Company.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Group” means the Company and any Subsidiaries of the Company from time to time.

“Company Group Member” means any member of the Company Group.

“Compensation Committee Charter” means the statement of authority and powers of the Compensation Committee of the Board as set forth in Part B of Exhibit 12, which was adopted at the first regular meeting of the Board following the Closing Date, as such charter may be amended from time to time, subject to Section 4.10(a)(xii).

“Confidential Information” has the meaning set forth in Section 6.4.

“Confidentiality Agreements” means the Letter Agreement, dated as of December 20, 2000, between Unilever United States, Inc. and CMI, as amended, and the Joint Defense Agreement, dated as of June 1, 2001, between Unilever NV, Unilever PLC and CMI.

“Conflicting Provisions” has the meaning set forth in Section 10.16.

“Conopco” has the meaning set forth in the second recital to this Agreement.

“Contingent Payment Amount” has the meaning set forth on Exhibit 9.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of another Person whether through the ownership of securities, by contract or agency, or otherwise, it being understood, without prejudice to the generality of the foregoing, that a Person shall be presumed to have control of an Entity when such Person has direct or indirect ownership of more than 50% of the Total Voting Power or general partnership interests or voting interests in such Entity, and the terms “controlling,” “controlled by” and “under common control with” shall be construed accordingly.

“Credit Agreement” means the Credit Agreement, dated as of the Closing Date, among S.C. Johnson Commercial Markets, Inc., Johnson Wax Professional, Inc., a company organized under the laws of Canada, Johnson Professional Co., Ltd., a company organized under the laws of Japan, and Johnson Diversey Netherlands II B.V., a company organized under the laws of the Netherlands, each as a borrower, Johnson Professional Holdings, Inc., the lenders and issuers party thereto, as lenders, Citicorp USA, Inc., as administrative agent for such lenders, Goldman Sachs Credit Partners L.P., as syndication agent for the Senior Lenders, and ABN Amro Bank N.A., Bank One N.A., Royal Bank of Scotland PLC, New York Branch and General Electric Capital Corporation, each as a co-documentation agent for such lenders, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Documents” means the Credit Agreement and any and all notes, guarantees, security agreements, pledge agreements, mortgages, deposit account control agreements, fee letters, letter of credit reimbursement agreements, foreign exchange or currency swap agreements, each hedging contract to which the Company, or a subsidiary of the Company, and a lender under the Credit Agreement (or an affiliate) is a party, each agreement pursuant to which a lender under the Credit Agreement (or an affiliate) provides cash management services to the Company, or a subsidiary of the Company, other agreements delivered by the Company, or a subsidiary of the Company, granting a lien on or security interest in any of its property to secure payment of the Company’s, or such subsidiary’s, obligations under the Credit Agreement other documents, instruments or agreements entered into in connection with or pursuant to the foregoing, and any and all documents, instruments or agreements evidencing or securing the amendment, refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, supplement, reissuance or resale thereof.

“Cumulative Special Funding Adjustment” means the amount of contributions paid, during the period beginning on the Closing Date and ending on the last day of the applicable Measurement Period, in respect of an unfunded pension arrangement to a fund for the purpose of prefunding such benefits as are provided under the unfunded pension arrangements, other than as may be required by Applicable Law. All such contributions in a local jurisdiction shall initially be expressed in the relevant local currency but shall be converted into dollars as of the last day of each Fiscal Year (and, if the applicable Measurement Period is not a Fiscal Year, the last day of such Measurement Period). Each such conversion shall be calculated using (1) the applicable exchange rate as published in the “Cross-Rates and Derivatives: Exchange Cross-Rates” (or any successor column), as appearing in the Financial Times on the last day of the applicable Fiscal Year or Measurement Period, or (2) if the Financial Times is not published or such column does not appear on such date, the applicable exchange rate on the immediately preceding date on which the Financial Times is so published and such column appears, or (3) if an exchange rate for the relevant local currency is not so published, such rate as the Company’s independent auditors and Unilever’s independent auditors shall mutually agree by reference to generally accepted, published exchange rates for such currency into dollars as at, or as near as possible to, the last day of the applicable Fiscal Year or Measurement Period.

“Customer” means (a) Professional End-Users and (b) any wholesaler, distributor, “cash and carry” outlet or similar reseller who purchases products sold by the Business, in each case described in clause (b), for the purpose of resale, either directly or indirectly, to Professional End-Users.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Directors” means the members of the Board.

“DiverseyLever Business Products” means (a) fabric care products, (b) machine warewashing products, (c) kitchen cleaning products, (d) personal care products, (e) building care products (including floorcare, washroom and roomcare cleaning products), (f) pest control products, (g) air cleaning products, (h) vehicle cleaning products, (i) open plant cleaning products, (j) commercial bottlewashing products, (k) track treatment products, (l) cleaning and hygiene products for intensive livestock, food and beverage processing and packaging, pasteurizer treatment, agriculture and dairy applications, (m) commercial floorcare and carpet care machines (including parts and accessories therefor), (n) cleaning and hygiene utensils and paper products for use by Professional End-Users (including tools, pads, cloths, cutting boards and the like), (o) commercial membrane cleaning products, (p) commercial cleaning in place products, (q) industrial water treatment products, (r) industrial lubricant, paper manufacturing, industrial surface cleaning and treatment, industrial maintenance and cleaning and other specialty manufacturing products, and (s) equipment used to dispense, dose, monitor or control any of the foregoing.

“Early Unilever Sale” has the meaning set forth in Section 7.3.

“Early Unilever Sale Period” has the meaning set forth in Section 7.3.

“EBITDA” has the meaning set forth on Exhibit 4.

“Eighth Year” means the eighth anniversary of the Closing Date.

“Eighth Year Action” has the meaning set forth in Section 8.13.

“Eighth Year Put Closing Date” has the meaning set forth in Section 8.3.

“Election Meeting” means any Stockholders Meeting held or to be held for the purpose of electing a Director or Directors to the Board.

“Entity” means any general partnership, limited partnership, corporation, association, cooperative, joint stock company, trust, limited liability company, business trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exit Note” shall mean a subordinated promissory note of the Company dated as of the Eighth Year Put Closing Date (a) in an aggregate principal amount equal to the Share Price as of the Eighth Year Put Closing Date, (b) bearing interest from the Eighth Year Put Closing Date to the maturity date at the Applicable Rate as of the Eighth Year Put Closing Date, payable in arrears on the maturity date, (c) having a final maturity date of (i) if the Unilever Stockholder’s Ownership Interest on the Eighth Year Put Closing Date is 10% or less, 1 year from the Eighth Year Put Closing Date, or (ii) if the Unilever Stockholder’s Ownership Interest on the Eighth Year Put Closing Date is more than 10%, 90 days from the Eighth Year Put Closing Date, and (d) providing for the terms and conditions, including, without limitation, the terms relating to ranking, subordination covenants, other terms and rights and remedies relative to other creditors of the Company Group, set forth on Exhibit 3. The holder of the Exit Note shall not transfer such Note to any other Person except (x) a Unilever Group Member of which Unilever has Unilever Required Control (subject to compliance with Sections 7.3 and 7.4, which Sections shall apply, mutatis mutandi, to the Exit Note), or (y) a Person that is previously approved in writing by the Company, which approval may be granted or withheld in the Company’s sole discretion.

“Experts” has the meaning set forth in Section 8.11.

“Fair Market Value” means (a) (i) the Base Value, minus (ii) the Net Debt Amount (or, if the Net Debt Amount is a negative number, plus the absolute value of the Net Debt Amount), minus (iii) all Repurchase Expenses to the extent not otherwise reflected in the Net Debt Amount and incurred on or prior to the applicable Put Closing Date or Call Closing Date, plus (iv) $90 million multiplied by (b) (i) the number of Unilever Shares to be purchased by the Company, divided by (ii) the total number of issued and outstanding Shares (on a Fully-Diluted basis) on the date the Initial Put Notice or Call Notice, as the case may be, is given.

“Final Exit Date” means the date on which (a) the Company consummates the purchase from the Unilever Stockholder of Unilever Shares (whether for cash or in exchange for the Exit Note) in accordance with (i) the Unilever Stockholder’s exercise of its Put Option, or (ii) the Company’s exercise of its Call Option, or (b) the sale of Unilever Shares pursuant to an Approved Sale, Unilever Sale, Early Unilever Sale, Private Placement or other permitted Transfer is consummated, in each case such that immediately following such purchase or sale the Unilever Stockholder ceases to own any Class B Shares.

“Financial Advisors” has the meaning set forth in Section 8.9.

“Financial Expert” has the meaning set forth in Section 8.11.

“Financing Agreements” means (a) the Credit Agreement and any Credit Document, (b) the 144A Notes and the 144A Notes Indenture, (c) the Note and the Note Indenture, (d) the Accounts Receivable Securitization Facility, (e) any other documents, indentures, notes, instruments and agreements entered into by the Company or any of its Subsidiaries (i) in connection with the 144A Notes and the 144A Notes Indenture, or (ii) on or prior to the date hereof, in connection with the Credit Agreement, the Note, the Note Indenture, the Accounts Receivable Securitization Facility or the transactions contemplated thereby, and (f) subject to the second proviso to Section 4.10(c)(i), any other documents, indentures, notes, instruments or agreements entered into in connection with a Refinancing, in the case of (a) through (f) above, as amended, restated, supplemented or otherwise modified from time to time.

“First Offer Closing Date” has the meaning set forth in Section 7.3.

“First Offer Notice” has the meaning set forth in Section 7.3.

“First Offer Price” has the meaning set forth in Section 7.3.

“First Offer Sale” has the meaning set forth in Section 7.3.

“Fiscal Quarter” means each three-month period ending on the Friday nearest, in each case, March 31, June 30, September 30 or December 31, as the case may be.

“Fiscal Year” means the 12-month period ending on the Friday nearest June 30 or any other comparable date on which a Fiscal Quarter ends, as fixed by the Board from time to time for annual fiscal reporting purposes.

“Fixed Price Date” has the meaning set forth in Section 8.2.

“Full Representation Holding” means the beneficial ownership of Class B Shares representing in the aggregate at least 20% of the outstanding Shares.

“Fully-Diluted” means giving effect to the exercise or conversion of, or otherwise giving effect to the existence, on a pro forma basis, of any Common Stock Equivalents (other than Common Stock Equivalents which are convertible into, or exercisable or exchangeable for, Common Stock at a price greater than the Base Value for the applicable Measurement Period on a per share basis assuming only the Shares are outstanding) issued in accordance with Section 4.10, and assuming that such Common Stock Equivalents were exercised or converted.

“Funded Indebtedness” of the Company Group means on any date an amount equal to the aggregate outstanding principal amount of Indebtedness; provided, however, that Indebtedness in respect of the Note shall be excluded from the amount referred to above.

“GAAP” means U.S. generally accepted accounting principles, as in effect from time to time, consistently applied.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court, regulatory body or other instrumentality of competent jurisdiction of the United States, the European Union or any other country, or any state, region, jurisdiction, municipality or other political subdivision of a country or any other supranational organization of sovereign states.

“Group” means the Holdco Group, the Unilever Group or the Company Group, as the case may be.

“Holdco” has the meaning set forth in the introductory paragraph of this Agreement.

“Holdco Directors” means Helen Johnson Leipold, S. Curtis Johnson, Clifford Louis and Gregory E. Lawton, each of whom is currently serving as a Director as of the date hereof, and any other Directors nominated by the Holdco Stockholder pursuant to Section 4.3(a)(ii).

“Holdco Group” means Holdco, its Affiliates from time to time and Johnson Family Members.

“Holdco Group Member” means any member of the Holdco Group.

“Holdco Note Indebtedness” has the meaning set forth in Section 4.10(c)(v).

“Holdco Required Control” means, with respect to a Person, (a) (i) if a corporation, the aggregate beneficial ownership by Holdco of securities representing at least 80% of the Total Voting Power in such Person and (ii) if an Entity other than a corporation, the aggregate beneficial ownership by Holdco of at least 80% of the partnership or other similar voting interest, and (b) the right to elect a majority of such Person’s board of directors or comparable governing body.

“Holdco Shares” means the Class A Shares originally issued to or hereafter acquired by any Holdco Group Member.

“Holdco Stockholder” means, collectively, the Holdco Group Members who from time to time hold Class A Shares.

“Incumbent Independent Directors” has the meaning set forth in the definition of “Independent Director” herein.

“Incur” means, with respect to any Indebtedness, to create, issue, incur (by merger, conversion, exchange or otherwise), assume, guarantee or become liable in respect of, or create any obligation to pay, such Indebtedness (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of the Company Group that exists at such time, and is not therefore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided, further, that any indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary of the Company; and provided, further, that amortization of discount of Indebtedness sold at a discount shall not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means the aggregate amount for the Company Group of all borrowings and indebtedness in the nature of borrowings (including, without limitation, financing, acceptance credits, borrowings under letter of credit facilities and similar transactions, discounting or similar facilities, finance leases, capital leases, loan stocks, bonds, debentures, notes, debt or inventory financing, sale and lease back arrangements, obligations incurred in connection with the acquisition of, or as the deferred purchase price for, property, assets or businesses, overdrafts, net obligations under any accounts receivable financing or securitization transactions, net obligations arising from hedging arrangements in respect of interest rates, currencies or raw materials or other commodities, whether or not accounted for on the balance sheet, or any other arrangements the purpose of which is to raise money, and all obligations of the type referred to above of other Persons the payment of which a Company Group Member is responsible for or liable (including as co-obligor, guarantor or otherwise), in each case to the extent of such responsibility or liability), in each case as reflected in the financial statements of the Company in accordance with GAAP or, if no financial statements are available as of the applicable date, as would be required to be so reflected on such financial statements prepared as of such date in accordance with GAAP, but excluding (a) trade and other accounts payable incurred in the ordinary course of business, and (b) obligations with respect to letters of credit securing obligations entered into in the ordinary course of business of the relevant Company Group Member to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Company Group Member of a demand for reimbursement following payment on the letter of credit.

“Indebtedness to EBITDA Ratio” means (a) the sum of (i) Funded Indebtedness as of the last day of the applicable Measurement Period (except to the extent such Indebtedness is to be repaid and/or refinanced in connection with a Refinancing on such day and is included in clause (ii) below), and (ii) all additional Funded Indebtedness incurred or to be incurred in connection with the applicable Refinancing as if such Refinancing had occurred on such day, divided by (b) the Applicable EBITDA.

“Indemnified Documents” shall mean (a) any registration statement (and any amendment or supplement thereto) under the Securities Act (“Registration Statement”), including any related preliminary prospectus or final prospectus, and exhibits and schedules thereto, (b) any information, documents and reports filed pursuant to the Exchange Act, and (c) any preliminary or final offering memorandum or other document provided to prospective investors and pursuant to which the Company offers and sells securities and under which there is liability under the Securities Act or the Exchange Act, in each case of or by any member of the Company Group and as amended or supplemented from time to time.

“Independence Questionnaire” means a director questionnaire signed by an Independent Director or an individual proposed to be nominated as an Independent Director assessing the criteria set forth in the definition of “Independent Director” herein with respect to such Director or nominee.

“Independent Director” means an individual other than (a) an officer or employee of the Company or any of its Subsidiaries, or (b) any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, in each case at the time of his or her nomination and at any time thereafter. Except to the extent the Unilever Stockholder shall have waived in writing any of the criteria set forth below with respect to a particular individual nominated or elected to serve as an Independent Director (an “Independence Criteria Waiver”), the following individuals shall not be considered independent:

(i) a Johnson Family Member;

(ii) an individual who is a member of the immediate family of a lineal descendant of Herbert F. Johnson Jr. or Henrietta Johnson Louis.;

(iii) an individual who is employed by a Related Person or who has been employed by a Related Person at any time during the past two years;

(iv) an individual who accepts any compensation from a Related Person in excess of $60,000 during the previous Fiscal Year, other than (a) compensation for board service, or (b) benefits under a retirement plan or program;

(v) an individual who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by a Related Person as an officer;

(vi) an individual who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which a Related Person made, or from which a Related Person received, payments (other than those arising solely from investments in such Related Person’s securities) that exceed 5% of such Related Person’s or business organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past two years; and

(vii) an individual who is employed as an executive officer of another Entity where any of the Company’s executive officers serve on that Entity’s compensation committee.

Notwithstanding the foregoing, (x) Todd Brown, Irene M. Esteves, Robert M. Howe, Neal Nottleson and Reto Wittwer, each of whom is, as of the date hereof, serving, or has agreed to serve, as a Director (the “Incumbent Independent Directors”), shall be deemed to be “Independent Directors,” as of the date hereof and thereafter, and (y) no Unilever Director shall be deemed to be an “Independent Director.” Except as otherwise agreed by the Holdco Stockholder and the Unilever Stockholder, an Independence Criteria Waiver, once given, shall remain in full force and effect as to the Director to which it relates to the extent and scope of the specific criteria so waived for the full term of such Director’s service as Director of the Company, and any renewal terms thereof. For purposes of this definition, “immediate family” means a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and any other relative who resides in such person’s home.

“Initial Unilever Proposals” has the meaning set forth in Section 8.9.

“Initial EBITDA Proposal” has the meaning set forth in Section 8.9.

“Initial Put Notice” has the meaning set forth in Section 8.1.

“Initial Sale Period” means (a) May 3, 2007 through the later of (i) May 3, 2008 and (ii) February 3, 2009, if the Unilever Stockholder shall have delivered a First Offer Notice to the Company by May 3, 2008, and (b) if the Unilever Stockholder shall not have delivered a First Offer Notice to the Company by May 3, 2008 pursuant to Section 7.3(g), the period commencing on the termination of the Initial Put Notice and ending on May 3, 2010.

“Initial Valuation Proposal” has the meaning set forth in Section 8.9.

“Intellectual Property” means all intellectual property, including, without limitation, (a) all patents, industrial and utility models and registered designs, including applications, provisional applications, reissues, divisions, continuations, continuations-in-part, renewals, re-examinations and extensions of the foregoing, and all forms of protection of a similar nature or having equivalent or similar effect to any of these that may subsist anywhere in the world, (b) trademarks, service marks, proprietary rights in trade names, trade dress, domain names, labels, logos, slogans and all other devices used to identify any product, service, business or company whether registered, unregistered or at common law, and any applications for registration or registrations thereof and all forms of protection of a similar nature or having equivalent or similar effect to any of these that may subsist anywhere in the world, (c) all proprietary know-how and trade secrets (including anything deemed a “trade secret” as defined under the Delaware Uniform Trade Secret Act (DEL. CODE ANN. tit. 6, §§ 2001 et seq. (2000))) held in any form, including all product specifications, processes, formulas, product designs, plans, ideas, concepts, inventions, manufacturing, engineering and other manuals and drawings, technical information, data, research records, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information and (d) all copyrights and database rights (whether registered or unregistered and including applications for the registration of any such thing) and unregistered design rights and all forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

“Japan Business” has the meaning set forth in Section 8.13.

“Johnson Family Member” means (a) a lawful lineal descendant of Herbert F. Johnson, Jr. or Henrietta Johnson Louis or the spouse of any such person; (b) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship or custodianship for the primary benefit of one or more individuals described in clause (a) above; and (c) an Entity controlled by one or more individuals or entities described in clauses (a) or (b) above; provided, however, that, for purposes of this Agreement, no Company Group Member shall be regarded as a Johnson Family Member. For the avoidance of doubt, S.C. Johnson & Son, Inc. and its Subsidiaries are, as of the date hereof, Johnson Family Members.

“Management Plan Documents” means the Commercial Markets Holdco, Inc. Amended and Restated Long-Term Equity Incentive Plan (the “Holdco Plan”), the Long Term Incentive Plan Operating Provisions – Senior Executive under the Holdco Plan and the form of Employment Agreement under the Holdco Plan.

“Marga” has the meaning set forth in the introductory paragraph of this Agreement.

“Material Legal Proceeding” means any Legal Proceeding (as defined in the Purchase Agreement) involving amounts that are not covered by insurance and are in excess of $10 million, other than any Legal Proceeding to which any Unilever Group Member is or is proposed to be a party opposed or having any interest adverse to, directly or indirectly, the Company Group Member which is a party to such Legal Proceeding.

“Measurement Period” means:

(a) for purposes of any exercise of the Put Option, the twelve-month period ending on the last day of the most recent Fiscal Quarter covered by the most recent financial statements delivered by the Company pursuant to Section 6.1(b) or (c) on or prior to the date on which such Put Option is exercised, subject to clause (x) of Section 8.4(d);

(b) for purposes of any exercise of the Call Option, the twelve-month period ending on the last day of the most recent Fiscal Quarter covered by the most recent financial statements delivered by the Company pursuant to Section 6.1(b) or (c) on or prior to the date on which such Call Option is exercised, subject to the proviso to Section 8.5(a) and the proviso to Section 8.5(b); and

(c) for purposes of an Approved Sale, the twelve-month period ending on the last day of the most recent Fiscal Quarter immediately preceding the Approved Sale Notice Date.

For the avoidance of doubt, unless the Share Price is fixed in accordance with Section 8.4(d) or 8.5(a) or (b), the Measurement Period shall be reset each time a Put Notice or Call Notice is given or deemed given.

“Minimum Representation Holding” means the beneficial ownership of Class B Shares representing in the aggregate at least 5% of the outstanding Shares.

“Net Debt Amount” means Applicable Indebtedness, minus Cash, and as adjusted in accordance with Exhibit 11.

“Net Periodic Pension Cost” means net periodic pension cost as determined on a FAS 87, FAS 106 or FAS 112 basis as applicable (or if these accounting standards are not applicable, using principles consistent with these accounting standards) using the projected unit credit method.

“Net Proceeds” means the net proceeds, after payment of all Repurchase Expenses, of a Refinancing, any action in connection with a Partial Repurchase or an Eighth Year Action, as the case may be.

“New Agency Agreement” has the meaning set forth in Section 8.16.

“New Material Benefit Plan” has the meaning set forth in Section 4.10.

“Non-Arm’s Length Terms” has the meaning set forth in Exhibit 4.

“Notes” means the 10.67% Senior Discount Notes due 2013 of the Company issued on the Closing Date, and any “Special Interest Notes” (as defined in the Notes Indenture) issued in accordance with the terms of Exhibit A to the Registration Rights Agreement dated as of the Closing Date between the Company and Unilever N.V.

“Notes Indenture” means the Indenture dated as of the Closing Date between the Company and BNY Midwest Trust Co., as trustee, providing for the issuance of the Notes, as amended or supplemented from time to time.

“Notice Period” means the period commencing on the date on which the Company delivers financial statements pursuant to Section 6.1(b) or (c) and ending 20 Business Days after such date.

“Noticed Shares” has the meaning set forth in Section 7.3.

“Ordinary Course of Business” means, in relation to any part of the DiverseyLever Business or the CMI Business, as the case may be, the ordinary and usual course of operations of the DiverseyLever Business or the CMI Business, as the case may be, consistent with past practice.

“Ownership Interest” means, with respect to a Stockholder, the number of Shares beneficially owned by such Stockholder divided by the total number of Shares then outstanding.

“Partial Put Notice” has the meaning set forth in Section 8.4.

“Partial Repurchase” means (a) the repurchase by the Company of less than all the Unilever Shares and Notes, in each case then beneficially owned by the Unilever Stockholder following the exercise by the Company of the Call Option pursuant to Section 8.5 or (b) the repurchase by the Company of less than all the Put Securities following the exercise by the Unilever Stockholder of a Put Option pursuant to Section 8.1.

“Partially Put Securities” means the portion of the Put Securities that (a) has an aggregate Put Price equal to the Net Proceeds described in the first sentence of Section 8.4(d), and (b) comprise either (i) solely Put Shares or (ii) (A) a number of Put Shares equal to the total number of Put Shares multiplied by the Partial Put Percentage, and (B) Put Notes with an aggregate Accreted Value equal to the aggregate Accreted Value of all the Put Notes multiplied by the Partial Put Percentage, in each case rounded down to the nearest whole number. For purposes of this definition, the “Partial Put Percentage” shall be equal to (1) the amount of the Net Proceeds described in the first sentence of Section 8.4(d), divided by (2) the aggregate Put Price for all the Put Securities.

“Pension Differential Contribution” means, in respect of a full or partial Fiscal Year during the period beginning on the Closing Date and ending on the last day of the applicable Measurement Period for each funded defined benefit Pension plan in which the Company or any of its Subsidiaries participates, the amount determined by multiplying (a) (i) the amount of any employer contribution made during such full or partial Fiscal Year to such funded defined benefit Pension plan, minus (ii) the Net Periodic Pension Cost for such full or partial Fiscal Year for such plan, by (b) one minus the tax rate applicable in the jurisdiction in question to the contribution so made. Each Pension Differential Contribution may be either a positive or negative amount. Each Pension Differential Contribution shall initially be expressed in the relevant local currency but shall be converted into dollars as of the last day of each Fiscal Year (and, if the applicable Measurement Period is not a Fiscal Year, the last day of such Measurement Period). Each such conversion shall be calculated using (1) the applicable exchange rate as published in the “Cross-Rates and Derivatives: Exchange Cross-Rates” (or any successor column), as appearing in the Financial Times on the last day of the applicable Fiscal Year or Measurement Period, or (2) if the Financial Times is not published or such column does not appear on such date, the applicable exchange rate on the immediately preceding date on which the Financial Times is so published and such column appears, or (3) if an exchange rate for the relevant local currency is not so published, such rate as the Company’s independent auditors and Unilever’s independent auditors shall mutually agree by reference to generally accepted, published exchange rates for such currency into dollars as at, or as near as possible to, the last day of the applicable Fiscal Year or Measurement Period. For purposes of this definition, “Pension” means defined benefit pension and other similar post-retirement benefit obligations.

“Pension Plan Amendment” means the amendment, without the Unilever Stockholder’s prior written consent, of benefit levels provided under a Shared Pension Plan, which amendment results in an increase in the Net Periodic Pension Cost of benefits of the Company Group under such Plan in excess of 10% of the Prior Net Periodic Pension Cost, calculated using the same assumptions, methodology and funded status of such Plan as was used to calculate such Prior Net Periodic Pension Cost and exclusive of any increases (including healthcare premium, prescription plan and other provider costs) attributable to general market increases in the cost of providing the same or comparable benefits or third party cost and premium increases applicable to then existing terms and conditions.

“Pension Plan Amendment Adjustment” means the cumulative aggregate amount, without duplication, of all Pension Plan Amendment Differential Costs incurred by the Company Group prior to the last day of the applicable Measurement Period, other than any such Pension Plan Amendment Differential Costs, the effect of which is or has been at any time eliminated from Applicable EBITDA in accordance with Exhibit 4.

“Pension Plan Amendment Differential Costs” means, in respect of a full or partial Fiscal Year prior to the last day of the applicable Measurement Period, the amount of the increased cost of benefits under a Shared Pension Plan (a) resulting from a Pension Plan Amendment and (b) in excess of 10% of the Prior Net Periodic Pension Cost, calculated using the same assumptions, methodology and funded status and exclusive of any increases (including healthcare premium, prescription plan and other provider costs) attributable to general market increases in the cost of providing the same or comparable benefits or third party cost and premium increases applicable to then existing terms and conditions. Each Pension Plan Amendment Differential Cost shall initially be expressed in the relevant local currency but shall be converted into dollars as of the last day of each Fiscal Year (and, if the applicable Measurement Period is not a Fiscal Year, the last day of such Measurement Period). Each such conversion shall be calculated using (1) the applicable exchange rate as published in the “Cross-Rates and Derivatives: Exchange Cross-Rates” (or any successor column), as appearing in the Financial Times on the last day of the applicable Fiscal Year or Measurement Period, or (2) if the Financial Times is not published or such column does not appear on such date, the applicable exchange rate on the immediately preceding date on which the Financial Times is so published and such column appears, or (3) if an exchange rate for the relevant local currency is not so published, such rate as the Company’s independent auditors and Unilever’s independent auditors shall mutually agree by reference to generally accepted, published exchange rates for such currency into dollars as at, or as near as possible to, the last day of the applicable Fiscal Year or Measurement Period.

“Permitted Transferee” means any Person to whom Shares are Transferred in a Transfer not in violation of this Agreement and who is required to, and does, enter into an Assumption Agreement and become bound by the terms of this Agreement, and includes any Person to whom a Permitted Transferee of any Stockholder (or a Permitted Transferee of a Permitted Transferee) further Transfers Shares and who is required to, and does, enter into an Assumption Agreement and become bound by the terms of this Agreement.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or Entity.

“Polymer” means Johnson Polymer, LLC, a Wisconsin limited liability company and a wholly-owned subsidiary of CMI, together with its Subsidiaries.

“Polymer Business” has the meaning set forth in Section 8.13.

“Post Measurement Period Special Program” has the meaning set forth in Exhibit 4.

“Pre-Closing Period” means the period commencing on the date an Initial Put Notice or Call Notice, as the case may be, is given in accordance with this Agreement, and ending on the applicable Put Closing Date or Call Closing Date.

“Premium” has the meaning set forth in Section 7.3.

“Primary Structure” has the meaning set forth in Section 7.9.

“Prior Net Periodic Pension Cost” means the Net Periodic Pension Cost of benefits of the Company Group under a Shared Pension Plan for the Fiscal Year preceding a Pension Plan Amendment.

“Private Placement” has the meaning set forth in Section 8.13.

“Professional End-Users” means commercial, industrial or institutional or other non-domestic end-users.

“Public Offering” means the sale, either in an SEC registered public offering or a Rule 144A offering, of equity securities of the Company resulting in net proceeds to the Company in excess of $20 million, and listing of such equity securities on one or more national securities exchanges, the NASDAQ National Market System or equivalent exchanges.

“Purchase Agreement” has the meaning set forth in the second recital to this Agreement.

“Put Closing” has the meaning set forth in Section 8.3.

“Put Closing Date” has the meaning set forth in Section 8.3.

“Put Notes” has the meaning set forth in Section 8.1.

“Put Notice” has the meaning set forth in Section 8.1.

“Put Option” has the meaning set forth in Section 8.1.

“Put Price” has the meaning set forth in Section 8.2.

“Put Securities” has the meaning set forth in Section 8.1.

“Put Shares” has the meaning set forth in Section 8.1.

“Qualified Candidate” means, with respect to any Person, (a) the chief executive officer, chief operating officer, chief financial officer, chief administrative officer, any senior vice president, any executive vice president or any member of the board of directors of such Person, or (b) any other individual who would be an Independent Director, but for the provisions of clause (y) of the definition of such term. A Unilever Director shall cease to remain a Qualified Candidate and shall be replaced by the Unilever Stockholder if such Unilever Director fails to attend in accordance with the Bylaws at least 50% of all regular meetings of the Board during any 12-month period without good cause.

“Refinancing” means any financing, refinancing, restructuring, recapitalization or similar transaction which is undertaken for the purpose or with the effect of generating cash proceeds sufficient to enable the Company to pay (a) all, or any portion in excess of 50% of, the Put Price for the Put Securities in connection with the exercise of the Put Option, or (b) all of the Put Price for the Call Shares subject to the exercise of the Call Option; provided, however, that no Refinancing need be undertaken or consummated by the Company prior to the Eighth Year (x) if, after giving effect to such Refinancing, the Company’s Indebtedness to EBITDA Ratio would exceed 4.6, or (y) if the Net Proceeds would be insufficient to pay at least 50% of the Put Price for the Put Securities; provided, however, that, notwithstanding anything to the contrary contained in this definition or any other provision of this Agreement, so long as any obligation, amount or commitment is outstanding under any Credit Document, any such financing, refinancing, restructuring, recapitalization, or similar transaction shall only constitute a “Refinancing” for the purposes of the condition set forth in Section 8.4(a) if, as a result thereof, all obligations and amounts owing under such Credit Documents shall have been paid in full in cash and the obligations and commitments of the lenders (and their affiliates) thereunder shall have been terminated.

“Refinancing Period” has the meaning set forth in Section 8.4.

“Related Person” means the Company or any of its Affiliates, any Unilever Group Member or any Holdco Group Member.

“Relevant Transferee” has the meaning set forth in Section 7.3.

“Remaining Unilever Shares” has the meaning set forth in Section 8.2.

“Remaining Put Securities” has the meaning set forth in Section 8.4.

“Repurchase Expenses” means all out-of-pocket expenses and fees incurred, accrued or payable by any Company Group Member or on its behalf in connection with the exercise of the Put Option or the Call Option or an Approved Sale (including, without limitation, (a) fees and expenses of banks, investment banking firms, other financial institutions and their agents and counsel in connection with (i) the arranging, committing to provide or providing of any financing, or (ii) the structuring, negotiation or consummation of a Refinancing, any action in connection with a Partial Repurchase, an Eighth Year Action, an Approved Sale or any agreements relating thereto; (b) fees of counsel, accountants, experts and consultants to the Company; and (c) all printing and advertising expenses); provided, however, that the aggregate amount of Repurchase Expenses subtracted from the Base Value pursuant to clause (a)(iii) of the definition of “Fair Market Value” herein and from the Share Price pursuant to Section 8.2(b), without duplication, shall not exceed the sum of (x) $45 million, plus (y) the aggregate amount of the costs described in Section 8.11(e).

“Requisite Vote” means the affirmative vote of holders of Shares representing in the aggregate more than 90% of the outstanding Shares.

“Revolving Credit Limits” has the meaning set forth in Section 4.10.

“ROFR Notice” has the meaning set forth in Section 7.3.

“ROFR Price” has the meaning set forth in Section 7.3.

“SCJ Competitor” has the meaning set forth in Section 7.3.

“Secondary Structures” has the meaning set forth in Section 7.9.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Debt” means the loans and all other amounts, obligations, covenants and duties owing to the administrative agent, the collateral agent or any lender party to the Credit Agreement, any affiliate of any of them, or any indemnitee under any Credit Document, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under the Credit Agreement or any other Credit Document, any hedging agreement, foreign exchange or currency swap agreement, any agreement for cash management services entered into in connection with the Credit Agreement or any other Credit Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due to or become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, and includes all letter of credit, cash management and other fees, interest (including interest which, but for the filing of a petition in bankruptcy with respect to any borrower under the Credit Agreement, would have accrued on any obligation constituting Senior Debt hereunder, whether or not a claim is allowed against such borrower for such interest in the related bankruptcy proceeding), charges, expenses, fees, attorneys’ fees and disbursements and other sums chargeable to any borrower under the Credit Agreement, any other Credit Document, any hedging agreement, foreign exchange or currency swap agreement, any agreement for cash management services entered into in connection with the Credit Agreement or any other Credit Document. To the extent any payment of Senior Debt (whether by or on behalf of the borrowers under the Credit Agreement, as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Senior Debt” means (a) the Senior Credit Debt, and (b) all other Indebtedness under the Financing Agreements or, to the extent the Financing Agreements (including any Senior Credit Debt) have been amended, restated, supplemented or replaced in connection with a Refinancing, Indebtedness under such amended, restated, supplemented or replacement agreements or arrangements.

“Seventh Year” means the seventh anniversary of the Closing Date.

“Share Price” has the meaning set forth in Section 8.2.

“Shared Pension Plans” means the following employee benefit plans: (a) Johnson Wax Limited/S.C. Johnson Professional Limited Retirement and Life Assurance Plan, consisting of the Money Purchase Section and the Final Salary Section, with the Final Salary Section replacing SERPS (also referred to as Johnson Wax Retirement and Life Assurance Plan) (U.K.), (b) Pension Plan for Employees of S.C. Johnson and Son, Limited, as amended and restated effective July 1, 1992, including amendments effective January 1, 1996, updated February 29, 1996 to incorporate changes requested by Revenue Canada to the 1992 Income Tax Act (Canada), and (c) S.C. Johnson Pension Fund (Netherlands).

“Shares” means the Class A Shares and the Class B Shares.

“Special Bankruptcy Committee” means a committee (a) comprising all the Independent Directors and no other Directors, and (b) constituted for the purpose of acting, and having the authority of the Board to the extent permitted by the DGCL, with respect to the matters described in Section 4.14.

“Special Committee” has the meaning set forth in Section 8.13.

“Special Items” has the meaning set forth in Exhibit 4.

“Stockholders” has the meaning set forth in the introductory paragraph to this Agreement.

“Stockholders’ Meeting” means (a) any annual or special meeting of the Stockholders or (b) any action by written consent of the Stockholders.

“Strategic Plan” has the meaning set forth in Section 4.12.

“Subject Securities” means the Put Securities, Partially Put Securities or Call Securities, as the case may be.

“Subsidiary” means, with respect to any Person, any Entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons shall be deemed to have a majority ownership interest in an Entity other than a corporation if such Person or Persons shall be allocated a majority of such Entity’s gains or losses or shall be or control any managing member or general partner of such Entity.

“Supermajority Approval” has the meaning set forth in Section 4.10.

“Total Voting Power” means, at any time, the aggregate number of votes which may be cast by holders of outstanding common stock and any other securities issued by an Entity that are entitled to vote generally for the election of directors of such Entity (other than securities having such powers only upon the occurrence of a contingency unless that contingency is satisfied at that time).

“Transaction Documents” means this Agreement, the Purchase Agreement, all agreements the forms of which, or terms sheets for which, are attached as exhibits or schedules hereto or thereto and all other documents, instruments and agreements executed in connection with the Purchase Agreement or the transactions contemplated thereby.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (including, without limitation, by operation of law) or the acts thereof. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

“Unilever” means Unilever NV and/or Unilever PLC.

“Unilever Director” means a Director nominated by the Unilever Stockholder pursuant to Section 4.3(a)(i).

“Unilever Group” means Unilever NV, Unilever PLC and their respective Affiliates from time to time.

“Unilever Group Member” means any member of the Unilever Group.

“Unilever NV” has the meaning set forth in the introductory paragraph to this Agreement.

“Unilever PLC” means Unilever PLC, a company organized under the laws of England and Wales.

“Unilever Required Control” means, with respect to a Person, (a) (i) if a corporation, the aggregate beneficial ownership by Unilever of securities representing at least 80% of the Total Voting Power in such Person and (ii) if an Entity other than a corporation, the aggregate beneficial ownership by Unilever of at least 80% of the partnership or other similar voting interest, and (b) the right to elect a majority of such Person’s board of directors or comparable governing body.

“Unilever Sale” has the meaning set forth in Section 8.13.

“Unilever Shares” means the Class B Shares originally issued to or hereafter acquired by any Unilever Group Member.

“Unilever Stockholder” means, collectively, the Unilever Group Members who from time to time hold Class B Shares.

“Unilever Valuation Report” has the meaning set forth in Section 8.9.

“Valuation Principles” means objective, generally accepted financial and valuation procedures utilized in determining the enterprise value of companies and businesses similarly situated to the Company Group, taking into account the following factors:

(a) The businesses of the Company Group (in each case taking into account any long term and contingent liabilities) shall be valued (i) as if 100% of such businesses were being sold as of the last day of the applicable Measurement Period without, for the avoidance of doubt, any premium or discount being applied to reflect the Ownership Interests being sold or transferred, (ii) on the basis of an open market sale occurring on the last day of the applicable Measurement Period between a willing seller and a willing, knowledgeable and arm’s length buyer of such businesses as a whole receiving warranties and indemnities equivalent to those set forth in the Purchase Agreement, (iii) assuming that the Company Group has working capital equal to the Company Group’s average working capital during the applicable Measurement Period which formed the basis of the Applicable EBITDA and the Base Value computations, measured on a consistent basis, and (iv) assuming that the Company Group has no Indebtedness or Cash.

(b) Appropriate adjustment shall be made to take into account the impact on valuation of the difference between Non-Arm’s Length Terms and arm’s length terms and, where EBITDA is the basis for the enterprise value, only to the extent such impact has not already been taken into account as an adjustment to Applicable EBITDA.

“Value” means (a) the price per share obtained by the Unilever Stockholder in the sale of all of its Class B Shares on a Final Exit Date, or (b) if no such sale has occurred as of the Additional Shares Exercise Date, the Share Price per share as of such date, as calculated in accordance with the provisions of this Agreement.

“Veto Matter” has the meaning set forth in Section 4.10.

“Whitmire” means Whitmire Micro-Gen Research Laboratories, a Delaware corporation and a wholly-owned subsidiary of CMI, together with its Subsidiaries.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which 100% of the outstanding equity securities or partnership or other similar ownership interests (other than director-qualifying shares or interests, shares or interests held by trustees and nominal share interests held by individuals or other entities, including, for the avoidance of doubt, the one share of CMI held by S.C. Johnson & Son, Inc.) thereof is at the time owned by that Person or one or more Wholly-Owned Subsidiaries of that Person or a combination thereof.

1.2 Construction. As used in this Agreement, the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph, Section, subsection, Article or other subdivision, and, unless the context otherwise requires, all references to parties, Sections, Articles, Exhibits or Schedules are to parties to this Agreement and Sections and Articles of and Exhibits and Schedules to this Agreement. The table of contents and section headings of this Agreement and titles given to Exhibits and Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, the singular form of nouns, pronouns and verbs will include the plural and vice versa and, except as otherwise expressly provided in this Agreement, each term used herein which is defined in GAAP is used herein as so defined. Any rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation or construction of this Agreement.

1.3 Currency. References to “$” are to United States dollars. All financial amounts and calculations thereof referred to in this Agreement, and all payments pursuant to this Agreement, shall be in United States dollars.

ARTICLE II

ORGANIZATION

2.1 Certificate of Incorporation and Bylaws. As of the date of effectiveness of this Agreement, the Certificate of Incorporation of the Company (the “Certificate”) and the Bylaws of the Company (the “Bylaws”) shall be in the forms attached hereto as Exhibits 5 and 6, respectively. The rights and obligations of the Stockholders with respect to the Company shall be determined pursuant to the DGCL, the Certificate, the Bylaws and this Agreement. To the extent that the rights or obligations of a Stockholder are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent permitted by the DGCL and the Certificate, shall control.

2.2 Headquarters. The worldwide corporate headquarters and principal office of the Company shall be at such place as the Board may designate from time to time. From and after the Closing Date, until changed by action of the Board, the worldwide corporate headquarters and principal office of the Company will be located at the Company’s current headquarters in Sturtevant, Wisconsin, U.S.A.

ARTICLE III

STOCKHOLDERS

3.1 Stockholders. The name and business, mailing or residence address of each Stockholder of the Company and the number and class of Shares held by such Stockholder are set forth on Schedule A. Henceforth, the Board shall cause Schedule A to be amended from time to time to reflect the addition or retirement of Stockholders, or the issuance, purchase or Transfer of Shares, in each case in accordance with the terms of this Agreement.

3.2 Purchase of Shares. On the Closing Date, Marga paid the Subscription Payment, in an amount set forth on Schedule A, in consideration for the issue of the Unilever Shares.

ARTICLE IV

MANAGEMENT OF THE COMPANY

4.1 The Board.

(a) The business and affairs of the Company will be managed by or under the direction of the Board, and the Board shall have all powers, subject to subsection (c) of this Section 4.1, and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. No Stockholder, by reason of its status as such, shall have any authority to act for or bind the Company or otherwise take part in the management of the Company.

(b) Without limiting the generality of subsection (a) of this Section 4.1, but subject to Section II.A.2.b of Article Fourth of the Certificate, subsection (c) of this Section 4.1 and Sections 4.5 and 4.10, the Board, and the committees thereof constituted in accordance with Article IV of the Bylaws and Section 4.5, will be responsible for directing the oversight of the management of the Company, including, without limitation, the following matters:

(i) Hiring the Chief Executive Officer, Chief Financial Officer and the chief operating and administrative officers of the Company, evaluating their performance and planning for their succession;

(ii) Establishing compensation and benefits policies and plans for employees of the Company, including profit sharing;

(iii) Reviewing and approving Company strategies, the Business Plans and the Strategic Plan;

(iv) Reviewing and approving significant external business opportunities for the Company, including, without limitation, acquisitions, mergers and divestitures;

(v) Reviewing external and internal audits and management responses thereto;

(vi) Approving dividends and distributions to Stockholders;

(vii) Reviewing and approving policies of the Company in the areas of environmental responsibility, employee safety and health and community, government, employee and customer relations; and

(viii) Reviewing and approving any individual capital expenditure in excess of $5 million.

(c) Any action of the Board with respect to a Veto Matter shall be subject to the requirements of Section II.A.2.b of Article Fourth of the Certificate and Section 4.10 with respect to obtaining Stockholder approval in accordance therewith, and no such Veto Matter shall become effective until such approval, if required, has been obtained.

4.2 Size of the Board; Term. The Company shall take such actions as are necessary, and each of the Stockholders shall vote its Shares and shall take such other actions as are necessary, to cause the Board at all times from and after the Closing Date, subject to Sections 4.3(a)(iii) and 4.4(a)(ii), to consist of eleven Directors in accordance with the Bylaws. The Board shall not be classified and shall be elected annually. Each Director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal in accordance with the Bylaws and this Agreement.

4.3 Nomination of Directors.

(a) The Company shall take such actions as may be lawful and necessary, and each of the Stockholders (subject to subsection (c) of this Section 4.3) shall vote its Shares and shall take such other actions as may be necessary, to cause the Board, at all times from and after the Closing Date, to include the following Directors nominated and elected as follows:

(i) Unilever Directors. If and so long as Unilever has Unilever Required Control of the Unilever Stockholder:

(A) If and so long as the Unilever Stockholder has the Full Representation Holding, the Unilever Stockholder shall be entitled to nominate as Unilever Directors two Qualified Candidates of any Unilever Group Member to the Board; and

(B) If the Unilever Stockholder does not have the Full Representation Holding but continues to have the Minimum Representation Holding, the Unilever Stockholder shall be entitled to nominate as a Unilever Director one Qualified Candidate of any Unilever Group Member to the Board.

If the Unilever Stockholder ceases to maintain the Full Representation Holding or Minimum Representation Holding, as the case may be, the vacancy resulting from such event shall be filled by an individual nominated by the Holdco Stockholder, in each case, as more fully set forth in Section 4.4(a).

(ii) Holdco Directors. Except as otherwise provided in Section 4.4(a), the Holdco Stockholder shall be entitled to nominate four individuals to the Board.

(iii) Independent Directors. The Holdco Stockholder shall be entitled to nominate five additional individuals to the Board, each of whom shall satisfy the requirements to be an Independent Director; provided, that as of the date hereof, the Incumbent Independent Directors shall continue to serve on the Board pursuant to this subsection (iii).

(b) The Unilever Stockholder shall, prior to the nomination of any Unilever Director (including the nomination of any Director chosen to fill a vacancy pursuant to Section 4.4(b)(i)), give the Holdco Stockholder a reasonable opportunity to raise any objections as to his or her suitability, and the Holdco Stockholder shall, prior to the nomination of any Holdco Director (including the nomination of any Director chosen to fill a vacancy pursuant to Section 4.4(a)(i), (a)(ii) or (b)(ii)), give the Unilever Stockholder a reasonable opportunity to raise any objections as to his or her suitability. The Holdco Stockholder shall, prior to the nomination of any Independent Director (other than Incumbent Independent Directors but including the nomination of any Independent Director chosen to fill a vacancy pursuant to Section 4.4(a)(i), (a)(ii), (a)(iii) or (b)(iii)), deliver to the Unilever Stockholder a copy of an Independence Questionnaire for such Independent Director demonstrating such Independent Director’s compliance with the criteria set forth in the definition of “Independent Director” herein and give the Unilever Stockholder a reasonable opportunity to raise any objections as to his or her suitability and, upon reasonable notice and during normal business hours, to interview such Independent Director at a mutually convenient location. The Holdco Stockholder shall also deliver to the Unilever Stockholder no later than one week prior to the Election Meeting at which Independent Directors (other than Incumbent Independent Directors) shall be elected or re-elected (as the case may be) or at the Unilever Stockholder’s reasonable request, but not more frequently than once every Fiscal Year in respect of any particular Independent Director, copies of Independence Questionnaires for such Independent Directors.

(c) Notwithstanding the foregoing, nothing in this Agreement shall require the Unilever Stockholder to vote the Unilever Shares or act by written consent to elect any Holdco Director or Independent Director nominated by the Holdco Stockholder pursuant to this Section 4.3 or Section 4.4.

(d) The Unilever Stockholder shall provide, at the Company’s reasonable request, any information about a Unilever Director or any member of the Unilever Group as may be required to enable the Company or its Affiliates to comply with the Exchange Act, the Securities Act and the rules and regulations thereunder.

(e) Notwithstanding the foregoing, the Unilever Stockholder’s right to continued Board representation pursuant to this Agreement shall be subject to compliance with Section 8 of the Clayton Act relating to interlocking directorates.

4.4 Vacancies; Removal.

(a) (i) If the Unilever Stockholder ceases to have the Full Representation Holding but continues to have the Minimum Representation Holding, then one of the Unilever Directors (as designated by the Unilever Stockholder in its sole discretion, or, in the absence of such designation, designated by the Holdco Stockholder) shall be deemed to have resigned effective immediately upon the occurrence of such event, and the Unilever Stockholder, the Holdco Stockholder and the Company shall take all actions necessary to give effect to such resignation. Any vacancy resulting from any such resignation described in this subsection (i) shall be filled with either an Holdco Director or an Independent Director nominated by the Holdco Stockholder.

(ii) If the Unilever Stockholder ceases to have the Minimum Representation Holding, then any and all Unilever Directors then remaining as Directors shall be deemed to have resigned effective immediately upon the occurrence of such event, and the Unilever Stockholder, the Holdco Stockholder and the Company shall take all actions necessary to give effect to such resignation. If following such resignation, the Unilever Stockholder continues to own Unilever Shares, any vacancy resulting from any such resignation described in this subsection (ii) shall be filled with an Independent Director nominated by the Holdco Stockholder to the extent necessary to maintain a majority of Independent Directors on the Board but otherwise (x) such vacancy may be filled with a Holdco Director nominated by the Holdco Stockholder or (y) the number of Directors may be reduced to eliminate such vacancy.

(iii) If an Independent Director (other than an Incumbent Independent Director) ceases to qualify as an Independent Director hereunder, as determined by reference to such Independent Director’s Independence Questionnaire, such Independent Director shall not be nominated for reelection at the Election Meeting following receipt by the Company of such Independence Questionnaire and the resulting vacancy shall be filled with an Independent Director nominated by the Holdco Stockholder.

(b) If a vacancy on the Board occurs as a result of a death, disability, resignation, removal or otherwise of a Director (other than the resignation of a Unilever Director pursuant to subsection (a)(i) or (ii) of this Section 4.4 but including any replacement pursuant to subsection (a)(iii) of this Section 4.4), such vacancy shall be filled as follows, and the provisions of Section 4.3, as relevant (including with respect to the raising of objections but excluding any shareholder vote), shall apply to the filling of such vacancy:

(i) If such vacancy results from the death, disability, resignation, removal or otherwise of a Unilever Director, such vacancy shall be filled by the Unilever Stockholder.

(ii) If such vacancy results from the death, disability, resignation, removal or otherwise (including pursuant to Section 4.3(a)(iii)) of a Holdco Director, such vacancy shall be filled by the Holdco Stockholder.

(iii) If such vacancy results from the death, disability, resignation, removal or otherwise of an Independent Director, such vacancy shall be filled with another Independent Director nominated by the Holdco Stockholder.

(c) (i) Subject to subsection (ii) of this Section 4.4(c), the Directors elected under Section 4.3(a) shall hold office until the next election of Directors and until their successors shall have been elected and qualified.

(ii) Each Director (including an Independent Director) may be removed and replaced, with or without cause, at any time by the Stockholder that nominated him or her, but, except as provided in this Section 4.4, may not be removed or replaced by any other means. The Holdco Stockholder shall notify the Unilever Stockholder of, and consult with the Unilever Stockholder with respect to, its intent to remove or replace any Independent Director prior to such removal or replacement, but such removal or replacement shall be at Holdco’s sole discretion. A Stockholder who removes one or more of its Directors from the Board or whose nominee otherwise is no longer a Director will promptly notify the other Stockholders as to the name of its replacement Director. Any Stockholder who removes a Director from office, or whose nominee vacates office under this Section 4.4, shall, jointly and severally, with any other Stockholder voting for such removal, indemnify each other Stockholder and the Company against any claim, whether for compensation for loss of office, wrongful dismissal or otherwise, which arises out of that Director ceasing to hold office.

4.5 Committees.

(a) Subject to the exercise by the Board of its fiduciary duties, the Company and each of the Stockholders shall take such actions as are necessary to cause the following committees of the Board to be constituted in accordance with Article IV of the Bylaws:

(i) An Audit Committee constituted solely of Independent Directors, which shall operate in accordance with the Audit Committee Charter. The Unilever Stockholder may appoint one of the Unilever Directors as an observer to attend, but not vote at, meetings of the Audit Committee. Such observer shall be provided the same rights with respect to the receipt of materials, advance notification of meetings and participation in meetings as are afforded to members of the Audit Committee.

(ii) A Compensation Committee, which shall operate in accordance with the Compensation Committee Charter. The Compensation Committee shall include one of the Unilever Directors, but shall otherwise be constituted solely of Independent Directors.

(b) All other committees of the Board (other than (i) committees constituted (A) for the purpose of assessing or determining any matter in which any Unilever Group Member or Unilever Director has any interest materially adverse to any interest of any Company Group Member, including, without limitation, the rights of the Unilever Stockholder under this Agreement, the Purchase Agreement or any Ancillary Document, (B) solely of Independent Directors in order to comply with, or to be afforded protections under Delaware law, including the DGCL (including, without limitation, Sections 144 and 145 of the DGCL), or (C) pursuant to Section 8.13(e), or (ii) any Special Bankruptcy Committee) shall include one of the Unilever Directors as a member.

4.6 Election Meetings. Subject to Section 4.3(c), at each and every Election Meeting held after the Closing Date, each Stockholder hereby agrees to vote or act by written consent with respect to (or cause to be voted or acted upon by written consent) (i) all Shares held of record or beneficially owned by such Stockholder at the time of such vote or action by written consent and (ii) all Shares as to which such Stockholder at the time of such vote or action by written consent has voting control, in each case in favor of the election of the Directors nominated in accordance with Section 4.3 to serve on the Board.

4.7 Chairman of the Board. The Holdco Stockholder shall be entitled to appoint one of the Holdco Directors to act as the Chairman, who shall preside at any Stockholders’ Meeting at which he or she is present.

4.8 Board Meetings.

(a) Except as otherwise set forth in the Bylaws, all actions of the Board will be taken at meetings of the Board in accordance with this Section 4.8.

(b) As soon as practicable after the election of Directors as provided in Section 4.3, the Board will meet for the purpose of organization and the transaction of other business as provided in the Bylaws.

(c) Regular meetings of the Board will be held at such times as are provided in the Bylaws, but no less frequently than once each Fiscal Quarter.

(d) Special meetings of the Board will be held whenever called by the Chairman, the Chief Executive Officer or any Stockholder that is entitled to nominate at least one Director. Any and all business may be transacted at a special meeting that may be transacted at a regular meeting of the Board.

(e) The Board may hold its meetings at such place or places as the Board may from time to time by resolution determine or as may be designated in the respective notices or waivers of notice thereof. The Company will use reasonable efforts to schedule the time and place of each meeting of the Board so as to ensure that a quorum and at least one Director nominated by each Stockholder will be present at each such meeting. Members of the Board or any committee thereof may participate in and act at any meeting of the Board or such committee through video conference or the use of a conference telephone or other communications equipment, in each case by means of which all persons participating in the meeting can hear each other, and participation in the meeting by such means shall constitute presence in person at the meeting.

(f) Notices of regular meetings of the Board or of any adjourned regular meeting will be given at least four weeks prior to such meeting, unless otherwise agreed in writing by each Stockholder. Notices of special meetings of the Board or of any adjourned special meeting will be faxed by the Secretary or an Assistant Secretary to each Director addressed to him or her at his or her residence or usual place of business, so as to be received at least five Business Days (excluding days on which the principal office of the Company is not open for business) before the day on which such meeting is to be held. Such notice will include the purpose, time and place of such meeting and will set forth in reasonable detail the matters to be considered at such meeting. However, notice of any such meeting need not be given to any Director if such notice is waived by him or her in writing, whether before or after such meeting is held, or if he or she is present at such meeting (unless such Director objects, before any business is conducted thereat, to the holding of such meeting without due notice), or with respect to regular meetings scheduled at a meeting of the Board held at least 30 calendar days prior to the date of a subsequent meeting.

(g) Meetings of the Board will be presided over by the Chairman or, if the Chairman is not present, a Director designated by the Chairman. The Secretary of the Company or, in the case of his or her absence, any Person whom the Person presiding over the meeting may appoint, will act as secretary of such meeting and keep the minutes thereof.

4.9 Compensation. Unless the Stockholders otherwise agree in writing, no Director will be entitled to any compensation from the Company in connection with his or her services as a Director, except that Independent Directors will be entitled to compensation for their service as such, the amount and nature of which will be determined from time to time by the Board.

4.10 Veto Matters.

(a) Subject to subsections (b) and (c) of this Section 4.10, each of the following matters, and only the following matters, will constitute a “Veto Matter,” and the Company shall not, and, to the extent restrictions apply, the Company shall cause its Subsidiaries to not, without the prior approval of the Stockholders by the Requisite Vote taken in accordance with Section II.A.2.b of Article Fourth of the Certificate (the “Supermajority Approval”), take any of the following actions:

(i) The entering into by the Company of any transaction or transactions of a type specified in this Section 4.10(a)(i) or the entering into by any Subsidiary of the Company of any transaction or transactions of a type specified in this Section 4.10(a)(i) (other than, in any such case, any such transaction between or among any Wholly-Owned Subsidiary of the Company, on the one hand, and the Company or any other Wholly-Owned Subsidiary of the Company, on the other hand):

(A) except as otherwise provided in Section 7.2 or subsection (c)(i) of this Section 4.10, any acquisition or disposition (whether by way of distribution, sale, merger, consolidation, combination, lease, assignment, license, transfer or other disposition) of any Entity, property or assets (including intellectual property), any joint venture, alliance or capital project, in any such case involving the Company or any of its Subsidiaries and having an aggregate fair market value or which pursuant to the terms thereof will result in aggregate expenditures or payments in excess of (1) $50 million individually, or (2) $10 million individually and $100 million collectively with other such transactions entered into in the immediately preceding twelve months, other than any of the foregoing relating to feeders or dosing equipment provided to customers (including such equipment so provided on a leased or free on loan basis) or acquired in the Ordinary Course of Business;

(B) the issuance of any additional shares of capital stock, including Shares and Common Stock Equivalents, or other equity or equity-related interests (other than performance-based cash compensation of employees under employee benefit plans), including any of the foregoing held in treasury, to any Person (including any Stockholder or pursuant to a Public Offering) after the date hereof, other than the issuance of any of the foregoing by any Subsidiary of the Company to either the Company or any other Subsidiary of the Company;

(C) except as otherwise provided in Section 7.2 or subsection (c)(i) of this Section 4.10, any merger, consolidation or similar business combination or any sale of all or substantially all of the assets or equity or any reorganization or recapitalization having similar effect, in each case, of the Company or any Subsidiary of the Company;

(D) the liquidation or dissolution of the Company or any Subsidiary (other than a Wholly-Owned Subsidiary) of the Company; and

(E) the purchase or investment by the Company or any Subsidiary of the Company of a minority equity investment or investment in the nature of Indebtedness in any Entity if such purchase or investment has a fair market value or pursuant to the terms thereof will result in payments exceeding $10 million;

(ii) The entering into by the Company or any Subsidiary of the Company of any material line of business unrelated to the Business;

(iii) The closing, winding-up, discontinuation or other exiting or termination (other than by way of any disposition of the type described in subsection (i)(A) of this Section 4.10(a)) by the Company or any of its Subsidiaries of any line of business that the Company or any of its Subsidiaries is engaged in as of the date hereof, if such line of business generated more than $5 million of EBITDA during the four full Fiscal Quarters immediately preceding the date on which the Supermajority Approval is sought with respect to such closing, winding-up, discontinuation or other exiting or termination and such closing, winding-up, discontinuation or other exiting or termination is commenced after such Supermajority Approval has been obtained;

(iv) The amendment, supplement or other modification of the principles or policies governing the amount, timing, frequency or method of calculation of dividends or distributions to the Stockholders from that described on Exhibit 7 (the “Agreed Dividend Policy”) or the declaration by the Company of dividends or distributions in violation of the Agreed Dividend Policy, other than pro rata dividends or distributions to holders of Common Stock as may be required, and which are used, to enable the Holdco Stockholder to effect repurchases from employees of the Company and its Subsidiaries, pursuant to the Management Plan Documents, of shares of Holdco’s capital stock issued pursuant to grants approved by the Compensation Committee of the Board;

(v) The Incurrence by the Company or any of its Subsidiaries after the date hereof of Indebtedness, other than (A) Indebtedness in the nature of revolving credit or working capital Indebtedness up to the aggregate principal amount available under the revolving credit facility included in the Credit Agreement on the date hereof (the “Revolving Credit Limits”), (B) Indebtedness under the Accounts Receivable Securitization Facility up to (1) the aggregate principal amount available thereunder as of the date of the Purchase Agreement, or (2) such higher amounts available thereafter, provided, that the difference between (1) and (2) are subtracted from either the Revolving Credit Limits or other Indebtedness permitted to be Incurred hereunder (including term debt under the Credit Agreement), (C) any additional Indebtedness over the aggregate principal amount outstanding as of the date hereof, other than Indebtedness permitted to be Incurred pursuant to clauses (A) and (B) of this Section 4.10(a)(v), of no more than $50 million, provided, however, that in determining whether Indebtedness exceeds the $50 million described in this clause (C) at any time, the amortization of discount of the Note shall not be taken into account, and (D) Indebtedness Incurred in connection with the amendment, refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, supplement, reissuance or resale (“Indebtedness Replacement”) of (I) the Indebtedness evidenced by the agreements described in clauses (A), (B) or (C) (including in the case of the Credit Agreement, both term and revolving indebtedness), (II) the Note up to the Accreted Value thereof, and (III) the 144A Notes, provided, that the Indebtedness Incurred in connection with the Indebtedness Replacement does not exceed the aggregate amount of the Indebtedness outstanding under the agreements, notes and instruments to which such Indebtedness Replacement relates immediately prior to such Indebtedness Replacement.

(vi) The settlement by the Company or any of its Subsidiaries of any action, suit, claim or proceeding, including any investigation by a Governmental Authority, that would impose any material restrictions on the operations of the Company and its Subsidiaries, taken as a whole, or involving amounts in excess of $10 million, other than any such action, suit, claim, proceeding or investigation covered by insurance and for which insurance coverage has not been disclaimed in writing by the insurer;

(vii) Any change in the Company’s or any of its Subsidiaries’ independent auditors from Arthur Andersen LLP;

(viii) Any Affiliate Transaction;

(ix) The redemption, purchase, acquisition, defeasance or retirement of any of the Company’s Common Stock or other equity securities or Common Stock Equivalents except, in each case, as specifically contemplated by this Agreement;

(x) Except as may be required by Applicable Law or any changes therein and subject to Section 6.6(b), (A) any repeal or amendment of the Certificate, or (B) any repeal or amendment of, or adoption of any provision inconsistent with or which relates to the subject matter of, any provision in the Bylaws, other than Article I, and Articles V through VIII, of the Bylaws;

(xi) (A) The adoption by the Company or any of its Subsidiaries of any stock option or employee stock ownership plan or the issuance of any equity securities pursuant to any such plan, or (B) (1) the adoption by the Company or any of its Subsidiaries in any 12-month period of any new employee benefit plan that individually (a “New Material Benefit Plan”) or plans that in the aggregate would result in an increase in the aggregate annual cost of benefits in excess of 10% of the aggregate annual cost of benefits of the Company Group for the prior Fiscal Year, or (2) the amendment by the Company or any of its Subsidiaries of benefit levels provided under any employee benefit plan set forth on Exhibit 8, which amendment would result in an increase in the annual cost of benefits under such plan in excess of 10% of the annual cost of benefits of the Company Group under such plan for the prior Fiscal Year, exclusive, in each case, of any such increases (including healthcare premium, prescription plan and other provider costs) attributable to general market increases in the cost of providing the same or comparable benefits or third party cost and premium increases applicable to then existing terms and conditions; provided, however, that Exhibit 8 shall be amended from time to time to include any New Material Benefit Plan adopted in accordance with this subsection (xi);

(xii) Any amendment of the Compensation Committee Charter, other than an immaterial amendment to such Charter; and

(xiii) Any amendment of the Audit Committee Charter, other than any amendment to conform such charter to the recommendations issued from time to time by the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees or similar body performing a comparable function with respect to the composition and functioning of audit committees of boards of directors of United States publicly traded corporations.

(b) Subject to subsection (c) of this Section 4.10, neither the Company nor any of its Subsidiaries shall effect any Veto Matter unless such Veto Matter has been submitted to, and approved by, the Board if and to the extent required by the DGCL, and the Stockholders by the Requisite Vote in accordance with Section II.A.2.b of Article Fourth of the Certificate and this Section 4.10; provided, however, that without requirement of further consent, action or approval of the Board or the Stockholders, including any Supermajority Approval, the Company and its Subsidiaries are authorized to (i) enter into each of the Transaction Documents (other than this Agreement), to perform their obligations and exercise any and all of their rights and remedies thereunder and to consummate the transactions contemplated thereby, all of which actions are approved, ratified and confirmed and shall not constitute Veto Matters hereunder, and (ii) enter into each of the Financing Agreements, perform their obligations thereunder and consummate the transactions contemplated thereby, all of which actions are approved, ratified and confirmed.

(c) Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries may, without the Supermajority Approval:

(i) take such action as may be necessary or appropriate to enable the Company (directly or indirectly and contemporaneously with, or conditional upon the performance of, its obligations under Article VIII) to perform its obligations under Article VIII in connection with a Partial Repurchase, including, without limitation, any Refinancing and any action relating to a Refinancing or the reduction of Indebtedness under the Financing Agreements, and may effect any Veto Matter in connection with a Partial Repurchase, except for the Veto Matters described in Sections 4.10(a)(i)(D) (as to the Company) and (E), (ii), (iv), (vi), (vii), (ix) (except with respect to purchases of the Unilever Shares) and (x) through (xiii), duly approved by the Board in connection therewith, including, without limitation, the sale, transfer or other disposal of part or all of the Company’s Japanese business, divisions, assets or Subsidiaries (including through the public sale of securities); provided, however, that all Net Proceeds of any such Veto Matter effected without the Supermajority Approval are used to enable the Company to perform its obligations under Article VIII; provided, further, that the consummation of any such Veto Matter effected without the Supermajority Approval shall not materially impair the Company’s ability to purchase the Remaining Unilever Shares; provided, further, that the Share Price for the Remaining Unilever Shares shall not, after consummation of any such Veto Matter effected without the Supermajority Approval, be reduced (including pursuant to Section 8.8), as a result of any Veto Matter described in Section 4.10(a)(i)(B) being effected without the Supermajority Approval which dilutes the equity interest of the Unilever Stockholder in the Company and, if such Share Price is fixed in accordance with Article VIII, such fixed amount shall not take account of any such dilution; provided, further, that no Veto Matter shall be effected in connection with a Partial Repurchase without the Supermajority Approval to the extent that, as a result of effecting such Veto Matter, the Unilever Stockholder’s Ownership Interest would be reduced below 10%;

(ii) enter into and consummate any Refinancing and any purchase of the Unilever Shares and/or Notes then beneficially owned by the Unilever Stockholder in accordance with Article VIII and take any action and effect any Veto Matter, in each case in connection with the purchase of all such Unilever Shares and/or Notes;

(iii) following any event of default under the Note or the Financing Agreements, take any action or enter into any transaction described in Section 4.10(a)(i)(A), (C) and (D), 4.10(a)(iii) or 4.10(a)(v), and with respect to such actions and transactions, each of the Stockholders hereby agrees, consents to and acknowledges the provisions of the Financing Agreements, including the requirement to apply the proceeds of certain sales of capital stock and assets to the reduction of Indebtedness, and the rights, remedies and powers of the lenders or noteholders (other than any Unilever Group Member) and holders of collateral thereunder, and to the exercise thereof by such lenders, noteholders and holders with respect to the Company and its Subsidiaries;

(iv) perform the Assumed Liabilities, all liabilities and obligations of the Companies (as defined in the Purchase Agreement) and all leases, subleases, rental agreements, insurance policies, sales orders, licenses (including Intellectual Property licenses), agreements, purchase orders, instruments of indebtedness, guarantees and any and all other contracts or binding arrangements (whether written or oral or through course of dealing, in each case, to the extent binding) of (A) any member of the Unilever Group, relating to the DiverseyLever Business, or (B) any of the Companies, in each case as in effect as of the date of the Purchase Agreement;

(v) repay any Indebtedness outstanding after the Closing Date under the $12 million Promissory Note, dated November 5, 1999, issued by CMI in favor of Holdco (the “Holdco Note Indebtedness”); and

(vi) effect any purchase of the Unilever Shares in connection with an Early Unilever Sale and take any action and effect any Veto Matter, in each case in connection with the purchase of all such Unilever Shares.

(d) In connection with the Company seeking Supermajority Approval of a Veto Matter, such Veto Matter shall be considered at a meeting of the Board called in accordance with this Agreement and the Bylaws prior to any request for such Supermajority Approval. Thereafter, the Company may deliver to the Unilever Stockholder such request accompanied by a form of written consent with respect to such Veto Matter. The Unilever Stockholder shall respond to such request as promptly as practicable but not later than 10 Business Days after its receipt thereof; provided, however, that the Unilever Stockholder’s failure to respond within such 10-Business Day period shall not be deemed to constitute its approval thereof.

4.11 Annual Budgets. As promptly as practicable following the Closing Date for the remaining part of the first Fiscal Year ending at least two months after the Closing Date, and for each Fiscal Year thereafter (including, if a change in the date on which a Fiscal Year ends would result in a fiscal year period of less than 12 months, for such period), the executive officers of the Company will timely prepare or cause to be prepared and submitted to the Board for its review, consideration and approval (a) a capital budget (the “Annual Capital Budget”) for such Fiscal Year, which will set forth in reasonable line item detail the proposed capital expenditures of the Company for such Fiscal Year or part thereof, and (b) an operating budget for the Company for such Fiscal Year or part thereof (displaying anticipated statements of income, certain types of operating costs, cash flows, capital expenditures, balance sheets and key budget assumptions) (the “Annual Operating Budget” and together with the Annual Capital Budget, the “Business Plan”). Each Annual Operating Budget prepared for a Fiscal Year or part thereof ending after the fourth anniversary of the Closing Date shall also identify any Special Items and any Post Measurement Period Special Programs proposed for such Fiscal Year or part thereof. Draft copies of the Business Plan will be provided to each Director not later than 20 calendar days prior to the meeting of the Board at which such Business Plan will be presented for approval. During such 20-day period, the Unilever Stockholder shall have a reasonable opportunity, upon reasonable notice and during normal business hours, to discuss the Business Plan and provide comments thereon to the Company’s management, and, at the Unilever Stockholder’s request, the Company shall communicate any written comments of the Unilever Stockholder on the Business Plan to each member of the Board prior to the meeting of the Board convened for the purpose of considering and voting on such Business Plan (the “Business Plan Meeting”). At each Business Plan Meeting, Special Items and Post Measurement Period Special Programs shall be considered and voted on separately from the Business Plan and a record shall be kept of whether the Capital Directors voted for or against approval thereof.

4.12 Strategic Plan. The executive officers of the Company will timely prepare or cause to be prepared and submitted to the Board for its review, consideration and approval, on a periodic basis (but at least once every three years), a draft strategic plan (the “Strategic Plan”)

for the five Fiscal Years following the Closing Date. Draft copies of the Strategic Plan will be provided to each Director not later than 20 calendar days prior to the meeting of the Board at which such Strategic Plan will be presented for approval. During such 20-day period, the Unilever Stockholder shall have a reasonable opportunity, upon reasonable notice and during normal business hours, to discuss the Strategic Plan and provide comments thereon to the Company’s management, and, at the Unilever Stockholder’s request, the Company shall communicate any written comments of the Unilever Stockholder on the Strategic Plan to each member of the Board prior to the meeting of the Board convened for the purpose of considering and voting on such Strategic Plan. The first Strategic Plan shall be prepared and provided to the Unilever Stockholder and each member of the Board before, on or within 12 months after the Closing Date.

4.13 Material Legal Proceedings. The executive officers of the Company will present to the Board for its approval and consideration any plan or proposal to initiate any Material Legal Proceeding by or on behalf of the Company or any Subsidiary of the Company.

4.14 Bankruptcy Events. Any authority of the Board with respect to (a) a case or proceeding to which the Company or any Subsidiary of the Company is a party under any applicable federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect (“Bankruptcy Laws”); (b) the consent to the entry of relief against the Company or any Subsidiary of the Company; (c) the consent to the appointment of a receiver, liquidator, or other similar official, including any assignee, trustee, custodian or sequestrator under any Bankruptcy Laws, or the taking possession by any such official of any substantial part of the property of the Company or any Subsidiary of the Company; or (d) the taking of any corporate action in furtherance of any of the foregoing (each, a “Bankruptcy Event”) shall be exercised by a Special Bankruptcy Committee constituted pursuant to Section 4.3 of the Bylaws. Each Stockholder agrees and acknowledges that, under Applicable Law, the Directors and the Stockholders may have fiduciary duties to parties other than the Company and the Stockholders, including creditors, in connection with a Bankruptcy Event.

4.15 Interview Rights. The Company shall provide any person who would otherwise be eligible to be a Qualified Candidate of any Unilever Group Member and who is designated in writing by the Unilever Stockholder with a reasonable opportunity to interview, at the Unilever Stockholder’s request and sole expense, any candidate being considered by the Compensation Committee for the position of Chief Executive Officer (other than Edward F. Lonergan) or Chief Financial Officer (other than Joseph F. Smorada) prior to his or her approval or election to such position by the Compensation Committee.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

As of the date hereof, and except as set forth on Schedule B, each Stockholder (except with respect to Sections 5.7 and 5.8) and, with respect to Sections 5.1 through 5.5, 5.7 and 5.8, the Company hereby represents and warrants to the Company and/or the other Stockholders, as applicable, that:

5.1 Organization. It is duly organized, validly existing and in good standing and has full power and authority to own and operate its assets and properties and carry on its business as presently being conducted and as presently proposed to be conducted (including in the manner contemplated by this Agreement).

5.2 Authority. It has duly authorized the execution and delivery of this Agreement and the transactions contemplated hereby. It has full power and authority to execute and deliver, and to perform its obligations under, this Agreement.

5.3 Consents and Approvals. Except as may be required pursuant to Sections 8.3, 8.6 and 8.13, and assuming the truth and accuracy of the representations and warranties set forth in, and subject to, Section 5.6, all authorizations, approvals and consents, if any, required to be obtained from, and all registrations, declarations and filings, if any, required to be made with, all governmental authorities and regulatory bodies to permit such Stockholder to acquire the Shares, and for such Stockholder or the Company, as applicable, to execute and deliver, and to perform its obligations under, and the transactions contemplated by, this Agreement, have been obtained or made, as the case may be, and all such authorizations, approvals, consents, registrations, declarations and filings are in full force and effect (in each case under this Section 5.3, including without limitation, the transactions contemplated by Article VIII, but subject to the terms and conditions thereof).

5.4 No Violations. Subject to the provisions of Sections 8.3, 8.6 and 8.13 and the satisfaction of the conditions specified therein: (a) neither the acquisition by such Stockholder of the Shares being acquired by it, nor the execution or delivery by such Stockholder or the Company, as applicable, of this Agreement, or the consummation by such Stockholder or the Company, as applicable, of the transactions herein contemplated, nor the fulfillment by such Stockholder or the Company, as applicable, of the terms and provisions hereof (i) will conflict with, violate or result in a breach of, any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality or any arbitrator, applicable to such Stockholder or the Company, as applicable, or (ii) will conflict with, violate or result in a breach of, or constitute a default under any of the terms, conditions or provisions of its charter documents or bylaws, and (b) neither the acquisition by such Stockholder of the Shares being acquired by it, nor the execution or delivery by such Stockholder or the Company, as applicable, of this Agreement, or the consummation by such Stockholder or the Company, as applicable, of the transactions herein contemplated, nor the fulfillment by such Stockholder or the Company, as applicable, of the terms and provisions hereof, (x) will conflict with, violate or result in a breach of, or constitute a default under any of the terms, conditions or provisions of any loan agreement, indenture, trust deed or other agreement or instrument to which it is a party or by which it is bound, or (y) result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of its property or assets.

5.5 Litigation. There is no action, suit or proceeding pending or, to the best of its knowledge, threatened (nor, to the best of its knowledge, is there any pending investigation) against or affecting any of its properties in any court or before or by any governmental department, board, agency or instrumentality or arbitrator which, if adversely determined, would materially impair its ability to perform its obligations under this Agreement, and it is not in default under any applicable order, writ, injunction, decree or award of any court, any governmental department, board, agency or instrumentality, or any arbitrator, other than such violations, if any, which individually or in the aggregate, would not have a material adverse effect on its ability to perform its obligations under this Agreement.

5.6 Securities. (a) Such Stockholder is an “accredited stockholder” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (b) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto; (c) it is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time; (d) it is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof or with any present intention of distributing or selling the same; (e) for the purpose of complying with the Securities Act, including Regulation D thereunder, it is familiar with the business of the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management and has had the opportunity to obtain (and has obtained to its satisfaction) such information about the business, management and financial affairs as it has requested; (f) it understands that the interests in the Company have not been registered under the securities laws of any jurisdiction and cannot be Transferred unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with; (g) it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company, or if organized, reorganized or recapitalized specifically for the purpose of investing in the Company, each of the stockholders, partners, members or other owners of such Stockholder is an “accredited stockholder” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act; and (h) it is a resident of the jurisdiction set forth in its address on Schedule A.

5.7 No Registration. Assuming the truth and accuracy of the representations and warranties in Section 5.6, neither the Company nor, to its knowledge, any Persons acting on its behalf has (a) engaged in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offer or sale of the Shares in the United States, or (b) taken any action which would require the registration of the Shares under the Securities Act.

5.8 Investment Company Act. The Company is not, as a result of the transactions contemplated hereby or the Financing Agreements or the receipt or application of the proceeds therefrom, an investment company under the Investment Company Act of 1940, as amended, it being understood that this representation does not cover any attributes of, or the result of the acquisition of, the DiverseyLever Business, the Shares (as defined in the Purchase Agreement) or the Assets.

5.9 Survival. The representations and warranties of the Company and the Stockholders hereunder shall terminate on the respective dates set forth below, in each case following the date hereof:

Section 5.1	Six years
Section 5.2	Indefinitely
Section 5.3	Six years
Section 5.4(a)	Six years
Section 5.4(b)	Two years
Section 5.5	Two years
Section 5.6	Two years
Section 5.7	Two years

ARTICLE VI

COVENANTS

6.1 Financial Statements and Other Information. The Company shall deliver to each Director:

(a) as soon as available but in any event within 30 calendar days after the end of each monthly accounting period in each Fiscal Year (other than the last monthly accounting period in each Fiscal Year), unaudited consolidated statements of income and cash flows of the Company for such monthly period and for the period from the beginning of the Fiscal Year to the end of such month, and unaudited consolidated balance sheets of the Company as of the end of such monthly period, setting forth in each case comparisons to the Company’s Annual Operating Budget and to the corresponding period in the preceding Fiscal Year;

(b) as soon as available but in any event within 50 calendar days after the end of each Fiscal Quarter (other than the last Fiscal Quarter in each Fiscal Year), unaudited consolidated statements of income and cash flows of the Company for the period from the beginning of the applicable Fiscal Year to the end of such Fiscal Quarter, and unaudited consolidated balance sheets of the Company as of the end of such Fiscal Quarter, setting forth in each case comparisons to the Company’s Annual Operating Budget and to the corresponding period and date in the preceding Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments); and

(c) within 90 calendar days after the end of each Fiscal Year, audited consolidated statements of income and cash flows of the Company for such Fiscal Year, and audited consolidated balance sheets of the Company as of the end of such Fiscal Year, setting forth in each case comparisons to the Annual Operating Budget and to the preceding Fiscal Year, all prepared in accordance with GAAP and accompanied by an opinion of a “Big Five” independent public accounting firm;

in each case, with substantially the same amount of detail and explanation as is set forth in the financial statements of the Company covering comparable periods prior to September 30, 2001 that have heretofore been provided to Unilever.

6.2 Maintenance of Books. The Company shall keep at its principal office books and records typically maintained by Persons engaged in similar businesses and which shall set forth a true, accurate and complete account of the Company’s business in all material respects. Such books and records shall be kept in accordance with GAAP. The Company shall keep appropriate minutes of the proceedings of its Stockholders, the Board and its committees.

6.3 Biannual Review. The Company shall permit any duly authorized representatives designated in writing by any Stockholder, solely for the purposes of the evaluation of Unilever’s investment in the Company and/or the exercise by Unilever Directors of their fiduciary duties as Directors of the Company and not for any other purpose, including in connection with the operation of the Unilever Group’s business or any of their rights under any Transaction Document, upon reasonable notice and during normal business hours, but not more frequently than twice every Fiscal Year, to (a) perform a reasonable examination of the corporate, tax and financial records of the Company, and (b) have a reasonable opportunity to discuss the business, management, prospects, tax position, finances and accounts of the Company with the Directors, executive officers and independent auditors of the Company; provided, however, that the Unilever Stockholder and its representatives shall not have access, directly or indirectly, to records and information (x) to the extent that such records or information relate to any business of any Holdco Group Member, (y) to the extent that such records or information relate to any business which competes with any Unilever Group Member, or (z) other than those of the Company and its Subsidiaries, and all access by the Unilever Stockholder and its representatives pursuant to this Section 6.3 shall be effected only in accordance with reasonable restricted access or “Chinese Wall” policies and procedures of the Holdco Group designed to restrict such access to the information described in clauses (x), (y) and (z) and to persons who agree to abide by reasonable confidentiality and non-use restrictions in accordance with Section 6.4.

6.4 Confidentiality.

(a) Subject to the rights granted to Unilever pursuant to clause 2.1.1 of the Transferred Technology License Agreement, Unilever agrees to maintain, and to cause each other Unilever Group Member and their respective directors, officers, employees and other representatives (including any Unilever Director) to maintain, the confidentiality of, and not to use for any purpose other than the evaluation of Unilever’s investment in the Company and the exercise by Unilever Directors of their fiduciary duties as Directors of the Company, all nonpublic information, documents and materials relating to the Company, its Subsidiaries, any of their Affiliates (including, but not limited to, the Business Plans, the Strategic Plan, business plans, pricing and costs of specific products, customer lists and sales data, proprietary customer data, the identity and other information about product and service sources and quality, performance and management or manufacturing processes, any product development ideas or plans, any information obtained pursuant to Section 6.3 or 8.12 and this Agreement and the terms hereof) (“Confidential Information”) or any other Stockholder, which it now or in the future, until the date on which the Unilever Stockholder ceases to own any Shares, may obtain pursuant to this Agreement or the Exit Note.

(b) Unilever shall, and shall cause its Affiliates to, (i) not disclose any such information to any Person other than Unilever Directors or any of its directors, employees, professional advisors, auditors or bankers whose duties include the management or monitoring of the business of the Company and who needs to know such information in order to discharge his or her duties or other responsibilities related thereto and who agrees to abide by the restrictions contained in this Section 6.4; and (ii) not use any such information other than for the purpose of managing or monitoring its investment in the Company; provided, that Unilever shall be liable for any failure by any such Person to keep such information strictly confidential.

(c) Notwithstanding the foregoing, the confidentiality obligations of Sections 6.4(a) and (b) shall not apply to information obtained other than in violation of this Agreement: (i) which any Unilever Group Member or any of their respective officers, employees, representatives, consultants or advisors is required to disclose by judicial or administrative process, or by other requirements of Applicable Law or any Governmental Authority, provided that where and to the extent practicable the disclosing party gives the other party reasonable notice of any such requirement and the opportunity to seek appropriate protective measures and cooperates with such party in attempting to obtain such protective measures; (ii) which becomes available to the public other than as a result of a breach of Sections 6.4(a) and (b) or the Confidentiality Agreements; (iii) which has been provided to any Unilever Group Member or any of their respective officers, employees, representatives, consultants or advisors by a third party who obtained such information other than from any such Person or other than as a result of a breach of Sections 6.4(a) and (b) or the Confidentiality Agreements; (iv) disclosed on a strictly confidential basis to Unilever’s professional advisors, auditors and investment bankers provided that Unilever shall be liable for any failure by such Person to keep such information strictly confidential; or (v) required to enable Unilever to enforce its rights hereunder or under any other Transaction Document.

(d) Holdco and the Company agree to maintain, and to cause their respective Affiliates, directors, officers, employees and other representatives (other than any Unilever Director) to maintain, the confidentiality of all non-public information, documents and materials relating to any Unilever Group Member that is designated as such by a Unilever Group Member, which it now or in the future may possess. Notwithstanding the foregoing, the confidentiality obligations of this subsection (d) shall not apply to information: (i) which any Holdco Group Member or Company Group Member or any of their respective officers, employees, representatives, consultants or advisors is required to disclose by judicial or administrative process, or by other requirements of Applicable Law or any Governmental Authority, provided that where and to the extent practicable the disclosing party gives the other party reasonable notice of any such requirement and the opportunity to seek appropriate protective measures and cooperates with such party in attempting to obtain such protective measures; (ii) which becomes available to the public other than as a result of a breach of this subsection (d) or the Confidentiality Agreements; (iii) which has been provided to any Holdco Group Member or Company Group Member or any of their respective officers, employees, representatives, consultants or advisors by a third party who obtained such information other than from any such Person or other than as a result of a breach of this subsection (d) or the Confidentiality Agreements; (iv) disclosed on a strictly confidential basis to Holdco’s or the Company’s professional advisors, auditors and investment bankers provided that Holdco or the Company, respectively, shall be liable for any failure by such Person to keep such information strictly confidential; or (v) required to enable Holdco or the Company to enforce its rights hereunder or under any other Transaction Document.

(e) The restrictions contained in this Section 6.4 shall continue to apply to each Stockholder for a period of two years following the date such Stockholder ceased to hold Shares, Notes or the Exit Note.

6.5 Public Disclosures. Except to the extent reasonably required in connection with an Approved Sale or Public Offering, the Company and the Stockholders shall not, nor shall the Company or the Stockholders permit any Subsidiary to, disclose any Stockholder’s name or identify any Stockholder as a Stockholder in the Company or its Subsidiaries or disclose the provisions of this Agreement in any press release or other public announcement or in any document or material filed with any governmental or regulatory entity or body, without the prior written consent of such Stockholder, unless such disclosure is required (i) in connection with the Financing Agreements (including in connection with the preparation and circulation of the 144A Offering Documents), or (ii) by Applicable Law, rule or regulation (including any Applicable Law, rule or regulation applicable to the 144A Offering Documents) or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company or the relevant Stockholder shall give written notice to the other parties describing in reasonable detail the proposed content of such disclosure, shall permit such other parties to review and comment upon the form and substance of such disclosure and to seek appropriate protective measures where and to the extent practicable and supported by applicable legal authority and shall cooperate with such other parties in attempting to obtain such protective measures.

6.6 Directors’ and Officers’ Insurance; Indemnification.

(a) The Board shall cause the Company to maintain directors’ and officers’ liability insurance coverage adequate to cover risks of such types and in such amounts as are customary for companies of similar size engaged in similar lines of business.

(b) The Company shall maintain in effect during the term of this Agreement all provisions in the Charter Documents that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the officers and Directors of the Company, and such provisions shall not be amended other than in accordance with Section 4.10(a) and except as either required by Applicable Law or to make changes permitted by law that would enhance the rights of officers and Directors. From and after the Closing Date, the Company shall indemnify and hold harmless to the fullest extent permitted by the Charter Documents each Director against all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacity as a Director, which acts or omissions occurred after the Closing Date, in each case in accordance with the provisions of Article VI of the Bylaws.

6.7 Compliance with Agreement. Unilever shall cause each other Unilever Group Member to comply with the terms of this Agreement. Holdco shall cause each Company Group Member and each Holdco Group Member to comply with the terms of this Agreement.

6.8 Information. The Unilever Group and the Holdco Group shall each provide all information concerning itself (and confirmation of the accuracy of such information) reasonably required in connection with any Refinancing, Private Placement and any public offering or private sale of debt securities, including high yield debt securities, issued to finance or refinance the consideration paid pursuant to the Purchase Agreement, and the Unilever Group shall refrain from knowingly taking any action that would be reasonably expected to interfere with any such Refinancing, Private Placement, offering or sale.

6.9 Certain Indemnification. The Company and the Unilever Stockholder shall provide the indemnification set forth on Exhibit 10 on the terms and subject to the conditions set forth therein

6.10 Registers of Holders. The Company shall ensure that no register of the Common Stock, the Note or the Exit Note will be kept in the United Kingdom by or on behalf of the Company.

6.11 Tax Residence. The Company shall at all times after Closing be resident for Tax purposes solely in the United States. The Company may change its residence for United States state or local Tax purposes.

ARTICLE VII

TRANSFERS

7.1 Restrictions on Transfer of Shares. No Stockholder shall Transfer any Shares, except in accordance with this Article VII and Article VIII.

7.2 Approved Sale; Drag Along.

(a) Subject to subsections (b) and (c) of this Section 7.2, from and after the fifth anniversary of the Closing Date, if the Stockholders holding a majority of the Shares approve the sale of all or substantially all of the assets of the Company on a consolidated basis or a sale of a majority of the outstanding Shares, including any such sale accomplished by merger, consolidation, recapitalization or otherwise, to any other Person (an “Approved Sale”), each Stockholder shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as a (i) merger or consolidation, each Stockholder holding Shares shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of Shares, each holder of Shares shall agree to sell all of its Shares and rights to acquire Shares on the terms and conditions approved by the Stockholders described above. Each Stockholder holding Shares shall take all actions reasonably necessary in connection with the consummation of the Approved Sale as reasonably requested by the Stockholders described above.

(b) Subject to subsection (c) of this Section 7.2, the obligations of the Stockholders holding Shares with respect to the Approved Sale are subject to the satisfaction of the following conditions: (i) in the case of a sale of a majority of the outstanding Shares, (A) all Stockholders (other than the Unilever Stockholder) shall participate pro rata in the proceeds payable to holders of Common Stock in such sale based on the number of Shares owned by each such Stockholder relative to the aggregate number of Shares then outstanding, and (B) the Unilever Stockholder shall receive the amount described in subsection (c)(i) of this Section 7.2; (ii) upon the consummation of the Approved Sale, each Stockholder shall be entitled to receive the same form of consideration and the same per Share amount of consideration as other Stockholders (other than the Unilever Stockholder who shall be entitled to receive the consideration described in subsection (c) of this Section 7.2); (iii) if any Stockholder is given an option as to the form and amount of consideration to be received, each Stockholder shall be given the same option (other than the Unilever Stockholder who shall be entitled to receive the consideration described in subsection (c) of this Section 7.2); and (iv) no Stockholder shall be required to give any representations and warranties (or indemnification in respect thereof) or be subject to any other liabilities or obligations in connection with any Approved Sale other than representations and warranties (and indemnification in respect thereof) of the type and scope described in Section 8.7(b).

(c) Notwithstanding the foregoing, no Approved Sale shall be consummated unless (i) the Unilever Stockholder shall have received prior to, or on completion of, such Approved Sale (A) consideration in cash for all the Unilever Shares in an amount equal to the Share Price (as hereinafter defined) for all such Unilever Shares, and (B) consideration in cash for all the Notes held by Unilever Group Members in an amount equal to the Accreted Value of such Notes on the date on which the Approved Sale is consummated, (ii) all the Unilever Shares and all such Notes are sold in connection with such Approved Sale, and (iii) no other Shares are sold in such Approved Sale before all the Unilever Shares and the Notes held by Unilever Group Members are sold; provided, however, that the Unilever Stockholder may, in its sole discretion, waive any of the foregoing requirements.

7.3 Certain Permitted Transfers.

(a) The restriction contained in Section 7.1 shall not apply with respect to any Transfer of all or any Class A Shares by any Holdco Stockholder (i) that is previously approved in writing by the Unilever Stockholder, which approval may be granted or withheld in the Unilever Stockholder’s sole discretion (such approval being deemed to be given by virtue of the execution of this Agreement in respect of any Transfer of Class A Shares made pursuant to Section 7.2), (ii) to any other Holdco Group Member of which Holdco has Holdco Required Control, (iii) in an Approved Sale or (iv) pursuant to Section 7.9; provided, that such restriction shall continue to be applicable to the Class A Shares after any such Transfer, the Transferees of such Class A Shares shall have executed an Assumption Agreement and the Transferring Stockholder promptly notifies the Company and the Unilever Stockholder of the names of such Transferees.

(b) The restriction contained in Section 7.1 shall not apply with respect to any Transfer of (1) all or any Class B Shares by the Unilever Stockholder (i) that is previously approved in writing by the Holdco Stockholder, which approval may be granted or withheld in the Holdco Stockholder’s sole discretion (such approval being deemed to be given by virtue of the execution of this Agreement in respect of any Transfer of Class B Shares made pursuant to Section 7.2), (ii) to any other Unilever Group Member of which Unilever has Unilever Required Control, (iii) in an Approved Sale, or (iv) pursuant to Section 7.3(f) or (2) all of the Additional Shares to Holdco pursuant to Section 7.9; provided, that such restriction shall continue to be applicable to the Class B Shares after any such Transfer, the Transferees of such Class B Shares shall have executed an Assumption Agreement and the Transferring Stockholder promptly notifies the Company and the Holdco Stockholder of the names of such Transferees.

(c) Notwithstanding the foregoing, subject to such limitations as the non-Transferring Stockholders may reasonably request, the Transfer of Shares by a Stockholder pursuant to subsection (a) or (b) (as the case may be) of this Section 7.3 at any time to a member of such Transferring Stockholder’s Group shall be subject to the Transferring Stockholder entering into an agreement with the other Stockholders providing that so long as such Transferee holds such Transferring Stockholder’s Shares, such Transferee will remain a member of such Transferring Stockholder’s Group. If such Transferee ceases to be such a member, the foregoing Transfer will be deemed, without further action, to have been rescinded.

(d) Notwithstanding any other provisions of this Article VII, no Transfer of Shares or any other interest in the Company may be made unless in the opinion of counsel (who may be counsel for the Company), such Transfer would not require registration under the Securities Act or any state or provincial securities or “blue sky” laws applicable to the Company or the interest to be Transferred, or cause the Company to be required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(e) The Transferor and Transferee of any Shares or other interest in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including attorneys’ fees and expenses) incurred by it in connection with any Transfer or proposed Transfer (other than a Transfer effected pursuant to Section 7.2 or Article VIII), whether or not consummated.

(f) During the Initial Sale Period, the Unilever Stockholder shall be entitled, subject to Sections 7.3(g) and 7.3(h), to effect a Unilever Sale of all, but not less than all, of the Unilever Shares then beneficially owned by the Unilever Group Members to no more than one Person (the “Relevant Transferee”) in accordance with the provisions of this Agreement, but in addition to the rights set forth in Section 8.13; provided that (i) all necessary consents and approvals of Governmental Authorities shall have been obtained (each of the Stockholders and the Company agreeing to use all reasonable efforts to obtain such consents and approvals), (ii) the Holdco Stockholder shall have the right to approve any purchaser of such Unilever Shares which approval shall not be unreasonably withheld or delayed, (iii) such sale would not violate or result in a termination or conversion of the brand license agreement, dated as of May 3, 2002, between S.C. Johnson & Son, Inc. and the Company, as amended as of the date hereof (the “Brand License Agreement”), (iv) the Relevant Transferee shall not be an SCJ Competitor (as defined in the Brand License Agreement) (an “SCJ Competitor”) and (v) such Unilever Sale would not constitute a change of control under the Credit Agreement. In connection with any such proposed Unilever Sale (an “Early Unilever Sale”), the Unilever Stockholder may submit to the Company a list of proposed purchasers, and the Company shall use commercially reasonable efforts to review such list with S.C. Johnson & Son, Inc. for the purpose of obtaining S.C. Johnson & Son, Inc.’s consent to such Early Unilever Sale so as to prevent a termination or conversion of the Brand License Agreement and to notify the Unilever Stockholder in writing whether it or S.C. Johnson & Son, Inc. considers that any such purchaser constitutes, at the date of such request, an SCJ Competitor. Notwithstanding the foregoing, if following the receipt of a

Put Notice, the Company shall have acquired more than 50% of the Unilever Shares, the Unilever Stockholder’s right to effect an Early Unilever Sale shall be suspended unless and until the Unilever Stockholder shall have given a subsequent Put Notice applicable to the Remaining Unilever Shares.

(g) From May 3, 2007 through May 2, 2008, prior to commencing an Early Unilever Sale, the Unilever Stockholder shall deliver a notice (a “First Offer Notice”) to the Company stating (i) its bona fide intention to pursue an Early Unilever Sale, (ii) the number of Unilever Shares then beneficially owned by the Unilever Group Members (the “Noticed Shares”) and (iii) the price per share at which it proposes to sell the Noticed Shares (the “First Offer Price”). For a period of 30 days after receipt of the First Offer Notice, the Company shall have the option, but not the obligation, to elect to purchase all, but not less than all, of the Noticed Shares at the First Offer Price.

(i) If the Company elects to purchase all the Noticed Shares pursuant to this Section 7.3(g), it shall give written notice of said election to the Unilever Stockholder within the 30-day period following receipt of the First Offer Notice. The closing of the purchase of the Noticed Shares pursuant to this Section 7.3(g) (a “First Offer Sale”) shall take place at the offices of the Company on a date as the Company shall specify by notice to the Unilever Stockholder, which date shall not be later than 90 calendar days after the later to occur of (i) the date the First Offer Notice is received by the Company or (ii) the date on which any consents or approvals necessary for the purchase of the Noticed Shares shall have been obtained (such date, the “First Offer Closing Date”). On the First Offer Closing Date, the Company shall be entitled to receive the representations and warranties from the Unilever Stockholder described in Section 8.7(b). At the First Offer Closing Date, the Unilever Stockholder shall deliver to the Company a certificate or certificates (properly endorsed or accompanied by stock powers or similar appropriate documentation of authority to transfer) evidencing the number of Noticed Shares then to be purchased by the Company, and the Company shall deliver payment of the First Offer Price for the Noticed Shares by wire transfer of immediately available funds.

(ii) If the Company does not elect to purchase the Noticed Shares, or fails to provide written notice of its election to the Unilever Stockholder within the 30-day period following receipt of the First Offer Notice, the Unilever Stockholder may commence an Early Unilever Sale.

(h) If, after compliance with Section 7.3(g), the Unilever Stockholder has commenced an Early Unilever Sale to a Relevant Transferee, the Unilever Stockholder shall deliver a notice (a “ROFR Notice”) to the Company stating (i) its bona fide intention to effect an Early Unilever Sale, (ii) the number of Noticed Shares, (iii) the price per share at which it proposes to sell the Noticed Shares (the “ROFR Price”) and the terms of payment for such shares, (iv) the name and address of the proposed Relevant Transferee and (v) all other material terms and conditions of sale. For a period of 30 days after receipt of the ROFR Notice, the Company shall have the option, but not the obligation, to elect to purchase all, but not less than all, of the Noticed Shares. If the Company elects to purchase all the Noticed Shares, it shall give written notice of said election to the Unilever Stockholder within the 30-day period following receipt of the ROFR Notice. The price per share of the Noticed Shares purchased pursuant to this Section 7.3(h) shall be the sum of the ROFR Price and an amount equal to 3.0% of the

ROFR Price (the “Premium”); provided that in no event shall the aggregate Premium be less than $10.0 million or more than $15.0 million. Notwithstanding the foregoing, if at any time prior to the date of the ROFR Notice, the Company has purchased more than 50% of the Unilever Shares pursuant to this Agreement, the minimum and maximum limitations applicable to the aggregate Premium under this Section 7.3(h) shall be reduced pro rata based on the relation of the number of Noticed Shares pursuant to the ROFR Notice to the number of Unilever Shares as of the Closing Date. The Premium shall be paid by the Holdco Stockholder. The purchase of the Noticed Shares shall be in all other material respects on the same terms and subject to the same conditions as those set forth in the ROFR Notice. If the Company does not elect to purchase all of the Noticed Shares, then none of such Noticed Shares shall be purchased by the Company, and the Unilever Stockholder may sell all, but not less than all, of such Noticed Shares to the Relevant Transferee named in the ROFR Notice at the price and on the terms and conditions specified in the ROFR Notice, provided that such Early Unilever Sale is consummated within 90 days of the date of the ROFR Notice to the Company (the “Early Unilever Sale Period”). Any purported Early Unilever Sale in violation of Section 7.3(g) or this Section 7.3(h) shall be void and ineffective, and shall not operate to transfer any interest in or title to the Unilever Stockholder’s Class B Shares to the purported Relevant Transferee.

(i) The Company may elect to assign its rights under Sections 7.3(g) and (h) to the Holdco Stockholder and, if so assigned, all references to the Company in such sections shall be to the Holdco Stockholder.

7.4 Stockholders Leaving Groups. A Holdco Stockholder or a Unilever Stockholder shall Transfer, in a manner and to a Transferee permitted by this Agreement, all the Shares held by it before Holdco or Unilever, respectively, ceases to have Required Control of such Stockholder.

7.5 Termination of Restrictions. The restriction set forth in Section 7.1 shall continue with respect to each Share following any Transfer thereof; provided, that such restriction shall terminate on the first to occur of an Approved Sale resulting in the Unilever Group ceasing to hold any Shares or Notes or a Public Offering in respect of which Unilever’s consent, including by way of the Supermajority Approval, has been obtained.

7.6 Void Transfers. Any attempted Transfer by any Stockholder of any Shares or other interest in the Company in contravention of this Agreement (including, without limitation, the failure of the Transferee, including a Relevant Transferee, to execute an Assumption Agreement) shall be void and of no effect and shall not bind or be recognized by the Company or any other party. No purported transferee shall have any voting rights or any right to any profits, losses or distributions of the Company.

7.7 Legend. Each certificate representing Shares will bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

In addition, during the term of this Agreement, each certificate representing Shares will bear the following legend:

THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO ADDITIONAL TERMS AND CONDITIONS SPECIFIED IN A STOCKHOLDERS’ AGREEMENT, DATED AS OF MAY 3, 2002, A COPY OF WHICH IS ON FILE AND MAY BE OBTAINED FROM THE CORPORATION. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT.

7.8 Lock-up; Registration Rights. In connection with the Company seeking Supermajority Approval of a Public Offering, the Unilever Stockholder hereby agrees to negotiate in good faith the terms of (a) a customary lock-up agreement with the Company, and (b) a waiver of the Unilever Stockholder’s rights under Section 8.1 in exchange for customary registration rights for the Unilever Shares; provided, however, that the Unilever Stockholder may withhold its approval of such Public Offering and may withhold its agreement to any such lock-up or waiver in its sole discretion and for any reason whatsoever.

7.9 Transfer of Additional Shares.

(a) On the earlier of (x) May 3, 2010, and (y) the Final Exit Date (such earlier date, the “Additional Shares Exercise Date”), the Unilever Stockholder shall purchase from Holdco (in accordance with Section 7.9(h)), and Holdco shall sell to the Unilever Stockholder (in accordance with Section 7.9(h)), that number of Class A Shares (the “Additional Shares”) equal to the lesser of (i) 1.5% percent of the total number of Class A Shares and Class B Shares issued and outstanding as of such date (such number of Additional Shares to be rounded downwards to the nearest whole number) and (ii) the largest whole number of Class A Shares, the aggregate Value of which does not exceed $40,000,000, in either case at a purchase price of $0.01 per Additional Share.

(b) The closing of the purchase of the Additional Shares by the Unilever Stockholder pursuant to Section 7.9(a) shall take place at a mutually agreed upon place on the Additional Shares Exercise Date, or (if required) such later date on which the Share Price per Additional Share as of the Additional Shares Exercise Date shall have been agreed to by the Unilever Stockholder and Holdco or otherwise determined in accordance with Sections 8.9, 8.10 and 8.11 (such later date, the “Additional Shares Closing Date”). At closing, Holdco shall represent and warrant to Unilever as to the matters set forth in Section 8.7(b) (with the “Unilever Stockholder,” “Unilever Group Members” and “Subject Securities” being, for the purposes of such representations and warranties, Holdco, the Holdco Group Members and the Additional Shares, respectively). At closing, Holdco shall deliver to the Unilever Stockholder (in accordance with Section 7.9(h)) a certificate or certificates (properly endorsed or accompanied by stock powers or similar appropriate documentation of authority to transfer) evidencing the number of Additional Shares against payment therefor by the Unilever Stockholder.

(c) The Unilever Stockholder shall require Holdco to purchase (in accordance with Section 7.9(h)) from the Unilever Stockholder all, but not less than all, of the Additional Shares on the Additional Shares Exercise Date or, if applicable, the Additional Shares Closing Date. The aggregate purchase price (the “Additional Shares Purchase Price”) of the Additional Shares purchased by Holdco (in accordance with Section 7.9(h)) shall be equal to the aggregate Value of the Additional Shares.

(d) The closing of the purchase of the Additional Shares by Holdco (in accordance with Section 7.9(h)) pursuant to Section 7.3(c), shall take place at a mutually agreed upon place and on the Additional Shares Exercise Date or, if applicable, the Additional Shares Closing Date. At closing, Holdco shall be entitled to receive the representations and warranties from the Unilever Stockholder described in Sections 8.7(b)(iii),(iv) and (v). At closing, the Unilever Stockholder shall deliver to Holdco (in accordance with Section 7.9(h)) a certificate or certificates (properly endorsed or accompanied by stock powers or similar appropriate documentation of authority to transfer) evidencing all of the Additional Shares against payment of the Additional Shares Purchase Price and any additional payment required pursuant to Sections 7.9(e) and (f) by Holdco in immediately available funds.

(e) If the Additional Shares Purchase Price is less than $20,000,000, Holdco (in accordance with Section 7.9(h)) shall make a cash payment to the Unilever Stockholder equal to the difference between $20,000,000 and the Additional Shares Purchase Price (an “Additional Floor Payment”).

(f) If the number of Additional Shares was determined by rounding down to the nearest whole number pursuant to Section 7.9(a)(i), Holdco (in accordance with Section 7.9(h)) shall make a cash payment to the Unilever Stockholder equal to the difference between (i) the aggregate Value of the Additional Shares if no such rounding had occurred and (ii) the aggregate Value of the Additional Shares (an “Additional Rounding Payment” and, together with an Additional Floor Payment, the “Additional Payments”).

(g) For the avoidance of doubt, save as set forth in Section 7.9(h), the obligations to transfer Additional Shares pursuant to Section 7.9(a) and to repurchase Additional Shares pursuant to Section 7.9(c) are obligations solely of Holdco. Save as set forth in Section 7.9(h), no Company Group Member shall be required to make any payments or have any obligations with respect to the Additional Shares.

(h) The transfer of the Additional Shares and payment of any Additional Payments pursuant to this Section 7.9 shall be structured as a transfer and payment through the Company to the Unilever Stockholder, with a simultaneous capital contribution by Holdco (the “Primary Structure”), provided that (i) the Primary Structure shall be economically neutral to the Company, shall not create any liability or obligation of the Company not backed by an equal liability or obligation of Holdco to the Company and shall not conflict with, or result in a violation or breach or event of default under, the Financing Agreements, and (ii) the Primary

Structure shall be structured, if possible, to be economically neutral to Holdco, but in no event shall the Primary Structure be effected if it would (x) create any liability or obligation of Holdco in excess of 133% of the sum of (1) the aggregate Value of the Additional Shares and (2) any Additional Payments required by this Section 7.9, and (y) deliver to the Unilever Stockholder net after-tax proceeds of less than the sum of (1) the aggregate Value of the Additional Shares and (2) any Additional Payments required by this Section 7.9 (collectively, the “Alternative Structure Conditions”). If the Primary Structure cannot be effected in accordance with the Alternative Structure Conditions, the Unilever Stockholder, Holdco and the Company shall discuss, in good faith, alternative structures to effect the transfer of the Additional Shares pursuant to this Section so as to optimize tax efficiencies (the “Secondary Structures”), provided that any Secondary Structures must satisfy the Alternative Structure Conditions. If the Primary Structure does not satisfy, and the Unilever Stockholder, Holdco and the Company cannot agree on a Secondary Structure that satisfies, the Alternative Structure Conditions, Holdco shall effect the transfer of the Additional Shares in accordance with Sections 7.9 (a) to (g) and the payment of any Additional Payments in accordance with Sections 7(e) and (f) directly to the Unilever Stockholder and not through the Company, and Holdco shall also reimburse the Unilever Stockholder for the Unilever Stockholder’s tax costs associated with such transfer of the Additional Shares and payment of any Additional Payments in an amount not to exceed 33% of the sum of (1) the aggregate Value of the Additional Shares and (2) any Additional Payments required by this Section 7.9.

ARTICLE VIII

PUT AND CALL RIGHTS

8.1 Put Right. Subject to the terms of this Article VIII, including Sections 8.4 and 8.13, at any time after the sixth anniversary of the Closing Date, the Unilever Stockholder shall have the right (the “Put Option”), exercisable by giving written notice to the Company (the “Initial Put Notice,” such notice, together with any other notice given by the Unilever Stockholder pursuant to Section 8.4(c), a “Put Notice”), to require the Company to purchase from the Unilever Stockholder, at a price equal to the Put Price, all, but not less than all, of (a) the Unilever Shares then beneficially owned by the Unilever Group Members (the “Put Shares”), and (b) the Notes then beneficially owned by the Unilever Group Members (the “Put Notes” and, together with the Put Shares, the “Put Securities”); provided, however, that, except as otherwise specified herein, no Put Notice shall be effective unless it is given during a Notice Period. Subject to subsections (c) and (d) of Section 8.4, the Put Option may be exercised only once.

8.2 Put Price.

(a) The purchase price (i) for Unilever Shares purchased by the Company pursuant to this Agreement shall be equal to the total of (A) the Fair Market Value of such Shares, plus (B) any accrued interest and adjustments pursuant to subsection (b) of this Section 8.2 (collectively, the “Share Price”), and (ii) for Put Notes shall be equal to the Accreted Value thereof on the applicable Put Closing Date, without any payment of premium or penalty, including any premium or penalty that may be provided for in the Put Notes or the Note Indenture (collectively with the Share Price, but subject to subsection (b) of this Section 8.2, the “Put Price”).

(b) If the aggregate Share Price for (x) any Unilever Shares to be purchased on any date after a Put Closing Date or Call Closing Date, as the case may be, or (y) all the Unilever Shares (the Unilever Shares referred to in clause (x) or (y) above in either case being the “Remaining Unilever Shares”) is, in either case, fixed in accordance with Section 8.4(d), 8.5(a), 8.5(b) or 8.13(b)(i), then the Share Price of such Shares (i) shall be equal to (A) with respect to the Remaining Unilever Shares referred to in clause (x) above, the Share Price applicable to the Unilever Shares purchased on such Put Closing Date or Call Closing Date, as the case may be, and (B) with respect to the Remaining Unilever Shares referred to in clause (y) above, an amount equal to the Fair Market Value of such Shares based on a deemed Base Value of eight times the Applicable EBITDA pursuant to Section 8.5(b) or the Share Price applicable to the Unilever Shares that the Company has failed to purchase by the Eighth Year, as the case may be, in each case with respect to clauses (A) and (B) on the basis of the number of such Remaining Unilever Shares and the total number of issued and outstanding Shares (on a Fully-Diluted basis) on the date the Initial Put Notice or Call Notice, as the case may be, is given, and (ii) shall be increased by an amount equal to (X) interest on such amount at the Applicable Rate as of the date on which such amount is fixed (the “Fixed Price Date”) accruing from (and including) the Fixed Price Date to (but excluding) the date on which the Share Price is paid by the Company (whether in cash or with the Exit Note) for the Remaining Unilever Shares; provided, however, no interest shall accrue or be payable with respect to that portion of the Share Price attributable to clause (a)(iv) in the definition of Fair Market Value, minus (Y) the sum of (1) the value of any dividends or distributions paid on, or with respect to, the Remaining Unilever Shares with a record date after the Fixed Price Date and through and including the date on which the Remaining Unilever Shares are purchased by the Company, and (2) subject to the proviso to the definition of “Repurchase Expenses” herein, the Unilever Stockholder’s pro rata share of all Repurchase Expenses (measured by the Unilever Stockholder’s Ownership Interest at the time such Repurchase Expenses are incurred) incurred after the Fixed Price Date and through and including the date on which the Remaining Unilever Shares are purchased by the Company. The interest referred to in clause (X) above shall be calculated on the basis of a year of 360 days and the actual number of days for which interest is due.

8.3 Put Closing. Subject to Section 8.4, the closing of the purchase of Put Securities or Partially Put Securities (the “Put Closing”) shall take place at the offices of the Company on a date as the Company shall specify by notice to the Unilever Stockholder, which date shall be as promptly as practicable following the delivery of the applicable Put Notice and in any event not later than (a) 90 calendar days after the later to occur of (i) the date such Put Notice or the Partial Put Notice (as the case may be) is received by the Company, (ii) the date on which the Fair Market Value of the Put Shares shall have been agreed to by the Unilever Stockholder and the Company or otherwise determined pursuant to Sections 8.9, 8.10 and 8.11, (iii) the date on which any consents or approvals of any Governmental Authority necessary for the purchase of the Put Securities shall have been obtained, or (iv) the date on which the Contingent Payment shall have been determined pursuant to Section 3 of Exhibit 9, if applicable, or (b) the last day of the Refinancing Period (such date, the “Put Closing Date”). On the Put Closing Date, the Company shall be entitled to receive the representations and warranties from the Unilever Stockholder described in Section 8.7(b). At the Put Closing, (x) on a Put Closing Date prior to the Eighth Year and, subject to clause (y) below, on a Put Closing Date after the Eighth Year, (i) the Unilever Stockholder shall deliver to the Company, (A) with respect to Put Shares, a certificate or certificates (properly endorsed or accompanied by stock powers or similar appropriate documentation of authority to transfer) evidencing the number of Put Shares then to be purchased by the Company, and (B) with respect to Put Notes, the original of the Note and instruments of transfer complying with the Note Indenture evidencing the amount of the Note to be repurchased by the Company, in exchange for (ii) payment of the Put Price for such Put Securities or Partially Put Securities to the Unilever Stockholder, including any accrued interest and adjustments pursuant to Section 8.2(b), by wire transfer of immediately available funds, and (y) on a Put Closing Date after the Eighth Year where the conditions set forth in Sections 8.4(a)(ii) shall not have been satisfied (an “Eighth Year Put Closing Date”), the Unilever Stockholder shall deliver to the Company a certificate or certificates (properly endorsed or accompanied by stock powers or similar appropriate documentation of authority to transfer) evidencing all the Unilever Shares, in exchange for payment of the Share Price for such Unilever Shares to the Unilever Stockholder, including any accrued interest and adjustments pursuant to Section 8.2(b), by delivery of the Exit Note; provided, however, that the Unilever Stockholder may elect, by written notice given no later than five Business days prior to the Eighth Year Put Closing Date, to retain such Unilever Shares in lieu of the Exit Note.

8.4 Termination and Limitations of Put Rights.

(a) Notwithstanding anything to the contrary in this or any other agreement, the right of the Unilever Stockholder to sell and the obligation of the Company to purchase the Put Securities to the Company pursuant to Section 8.1 (i) on a Put Closing Date prior to the Eighth Year, shall be subject to and conditional upon consummation by the Company of a Refinancing, and (ii) for cash on the Eighth Year Put Closing Date, shall be subject to and conditional upon (A) consummation by the Company of a Refinancing or an Eighth Year Action, and (B) such sale and purchase not violating, constituting a breach of, or causing an event of default under (or an event that, after notice or passage of time or both, would constitute such a violation, breach or event of default) the Financing Agreements. For the avoidance of doubt, the delivery of the Exit Note in accordance with Section 8.3 shall not be subject to any of the conditions set out in this Section 8.4.

(b) The Company’s obligation to purchase Put Securities or any Partially Put Securities under Sections 8.1 and 8.3 shall be suspended so long as, and to the extent that, immediately after giving effect to such purchase, the Company would violate any provision of the DGCL; provided, however, that such obligation shall revive immediately after the condition referred to in this subsection (b) no longer exists. The Company shall (i) take such steps in accordance with the DGCL, including Sections 160 and 172 thereof, as are necessary to determine whether any such purchase would violate any provision of the DGCL, including instructing its independent auditors to prepare such calculations and financial reports as may be necessary for the Board to make such determination, and (ii) use its reasonable best efforts prior to the Seventh Year and best efforts after the Seventh Year to structure any Refinancing to avoid any such violation; provided, further, that the Company shall not be required to issue Common Stock or other equity securities or Common Stock Equivalents to any Person in connection with any Refinancing.

(c) Following the receipt of a Put Notice, the Company shall (i) prior to the Seventh Year, use its reasonable best efforts to consummate a Refinancing (to be consummated on the applicable Put Closing Date), including providing all information concerning itself (and confirmation of the accuracy of such information) reasonably required in connection therewith, and (ii) after the Seventh Year, use its best efforts to consummate such a Refinancing and to take Eighth Year Actions in accordance with Section 8.13. If after receiving a Put Notice at any time prior to the Eighth Year and after having used such efforts, the Company shall not have consummated a Refinancing which will yield Net Proceeds of more than 50% of the Put Price by the 120th calendar day following receipt by the Company of the Initial Unilever Proposals (or the date by which the Unilever Stockholder is required to deliver the Initial Unilever Proposals pursuant to Section 8.9) (the “Refinancing Period”), the Initial Put Notice shall terminate and the right to exercise the Put Option shall be suspended for the period commencing on the last day of the Refinancing Period and ending after the earlier of the first anniversary of the date on which the Initial Put Notice was given or the Eighth Year, at which time the Unilever Stockholder shall have the right to give a new Put Notice; provided, however, that if the Refinancing Period would expire prior to the date on which Fair Market Value shall have been determined pursuant to Sections 8.9, 8.10 and 8.11, the Refinancing Period shall be extended until such date.

(d) If the Company can arrange for a Refinancing which will yield Net Proceeds of more than 50% but less than 100% of the Put Price within the Refinancing Period, (i) the Unilever Stockholder shall designate, by written notice given to the Company (the “Partial Put Notice”) within five Business Days of receipt by the Unilever Stockholder of notice of such arrangements, the Partially Put Securities, including its election in respect of clauses (i) and (ii) of the definition of “Partially Put Securities,” (ii) the Company shall be required to purchase only the Partially Put Securities as so elected, (iii) the Initial Put Notice shall terminate and the right to exercise the Put Option shall be suspended with respect to the Put Securities other than the Partially Put Securities (the “Remaining Put Securities”) for the period commencing on the Put Closing Date on which such Partially Put Securities are purchased and ending on the earlier of the date falling 18 months after such Put Closing Date or the Eighth Year, at which time a new Put Notice shall be deemed to have been given in respect of all of the Remaining Put Securities, and the Company shall renew its efforts to arrange a Refinancing, and (iv) the provisions of this Section 8.4 shall apply to the Remaining Put Securities, and the Put Price in relation to the Remaining Put Securities shall be determined in accordance with Section 8.2. Notwithstanding the foregoing, if the Company consummates a Refinancing which will yield less than 100% of the Put Price following the exercise of a Put Option, (x) Unilever may elect, by written notice to the Company given on or prior to the applicable Put Closing Date, to fix the aggregate Share Price for the Remaining Unilever Shares as of such Put Closing Date, and (y) the Unilever Stockholder shall not be required to sell Put Shares pursuant to this subsection (d) to the extent that, as a result of such sale, the Unilever Stockholder’s Ownership Interest would be reduced below 10% without its consent; provided, however, that if the Partially Put Securities include Put Shares and Put Notes, the Company shall not be required to purchase such Shares and Notes in relative amounts other than as described in clause (ii) of the definition of “Partially Put Securities” herein.

(e) Each giving or deemed giving of a Put Notice to the Company pursuant to subsection (c) or (d) of this Section 8.4 shall be deemed a separate exercise by the Unilever Stockholder of its Put Option and shall cause the provisions of Sections 8.1, 8.2, 8.3 and this Section 8.4 to apply, mutatis mutandi, to such exercise, as if such Put Notice was the Initial Put Notice given hereunder.

(f) If the Company purchases less than all the Put Securities pursuant to this Section 8.4 or Section 8.13(a), the Company shall, in good faith, consider possible alternatives regarding the purchase of the Remaining Put Securities and, at the Unilever Stockholder’s reasonable request, meet in good faith with the Unilever Stockholder from time to time to discuss such alternatives; provided, however, that the Company shall not be required to, and in its sole discretion may elect not to, pursue any such alternatives, and no such meetings or discussions shall be binding in any respect.

(g) On the maturity date of the Exit Note, the right of the Unilever Stockholder to exercise the Put Option pursuant to Section 8.1 with respect to Notes beneficially owned by any Unilever Group Member and, to the extent it relates to Put Notes, any outstanding Put Notice shall terminate.

(h) Notwithstanding anything to the contrary contained herein, no Holdco Group Member shall be required to make any additional contribution or pay any assessment or other amount to the Company to enable the Company to perform its obligations under this Article VIII.

8.5 Call Right.

(a) At any time after the eighth anniversary of the Closing Date, the Company shall have the right (the “Call Option”) exercisable by giving written notice to the Unilever Stockholder (the “Call Notice”) to purchase from the Unilever Stockholder, at a price equal to the Put Price, at least 50% of the Unilever Shares then beneficially owned by the Unilever Group Members (the “Call Shares”) and at least 50% of the aggregate Accreted Value of all the Notes then beneficially owned by the Unilever Group Members (the “Call Notes” and, together with the Call Shares, the “Call Securities”); provided, however, that no Call Notice shall be effective unless it is given during the Notice Period; provided, further, that the relative percentages of such Unilever Shares represented by such Call Shares and of such aggregate Accreted Value represented by such Call Notes (measuring the Call Notes on the basis of their Accreted Value), respectively, shall be as near to equal as possible. The Call Option may be exercised, in whole or in part, and from time to time more than once. Notwithstanding the foregoing, if the Company exercises its Call Option with respect to less than 100% of the Unilever Shares and Notes, in each case then beneficially owned by the Unilever Group Members, (x) the Unilever Stockholder may designate, by written notice to the Company given within five Business Days of receipt by the Unilever Stockholder of the Call Notice, whether the Call Securities (A) comprise the Call Shares and Call Notes specified in the Call Notice, or (B) comprise solely Call Shares with an aggregate Share Price, subject to clause (z) below, equal to the aggregate Put Price of the Call Shares and Call Notes specified in the Call Notice, (y) the Unilever Stockholder may elect, by written notice to the Company given on or prior to the applicable Call Closing Date, to fix the aggregate Share Price for the Remaining Unilever Shares as of such Call Closing Date, and (z) the Unilever Stockholder shall not be required to sell Call Shares pursuant to this Section 8.5 to the extent that, as a result of such sale, the Unilever Stockholder’s Ownership Interest would be reduced below 10% without its consent; provided, however, that if the Call Securities, as designated by the Unilever Stockholder, include Call Shares and Call Notes, the Company shall not be required to purchase such Shares and Notes in relative amounts other than as described in last proviso to the first sentence of this Section 8.5.

(b) The Company may, in its sole discretion, elect to terminate a Call Notice and any obligation it may have to purchase Call Securities pursuant to this Agreement by written notice to the Unilever Stockholder and shall not be liable for failing to purchase Call Securities on or prior to the Call Closing Date, and, if the Company does not terminate a Call Notice but fails, for any reason, to consummate the Call Option on or prior to the Call Closing Date determined in accordance with Section 8.6, then such Call Notice will be deemed to have been terminated on such date; provided, however, that the Unilever Stockholder may elect, by written notice to the Company given no later than ten Business Days after the date on which the Applicable EBITDA shall have been determined pursuant to Sections 8.9 and 8.10, to fix the aggregate Share Price for the Remaining Unilever Shares, at an amount equal to the Fair Market Value of such Shares based upon a deemed Base Value of eight times the Applicable EBITDA, as of the Call Closing Date determined in accordance with Section 8.6.

8.6 Call Closing. Subject to Section 8.5(b), the closing of the purchase of the Call Securities pursuant to a Call Option shall take place at the offices of the Company on a date as the Company shall specify in the applicable Call Notice not more than (a) 90 calendar days after the later to occur of (i) the date the Call Notice is received by the Unilever Stockholder, (ii) the date on which the Fair Market Value shall have been agreed to by the Unilever Stockholder and the Company or otherwise determined pursuant to Sections 8.9, 8.10 and 8.11, (iii) the date on which any consents or approvals of governmental authorities necessary for the purchase of the Call Securities shall have been obtained, or (iv) the date on which the Contingent Payment Amount shall have been determined pursuant to Section 2 of Exhibit 9, if applicable, or (b) the last day of the Refinancing Period (such date, the “Call Closing Date”). On the Call Closing Date, the Company shall be entitled to receive the representations and warranties from the Unilever Stockholder described in Section 8.7(b). At the closing, the Unilever Stockholder shall deliver to the Company (x) with respect to Call Shares, a certificate or certificates (properly endorsed or accompanied by stock powers or similar appropriate documentation of authority to transfer) evidencing the number of Call Shares then to be purchased by the Company, and (y) with respect to Call Notes, the original of the Note and instruments of transfer complying with the Note Indenture evidencing the amount of the Note to be repurchased by the Company, in exchange for payment of the Put Price for the Call Securities subject to the Call Option to the Unilever Stockholder, including any accrued interest and adjustments pursuant to Section 8.2(b), by wire transfer of immediately available funds.

8.7 Purchase Terms. The purchase and sale of Subject Securities shall be on the following terms:

(a) The Unilever Stockholder shall represent and warrant that assuming (i) that each instrument to be delivered pursuant to Section 8.3 or 8.6 to which the Company is a party is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, (ii) that the Company is duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to execute each instrument to be delivered pursuant to Section 8.3 or 8.6 to which the Company is a party, (iii) that all actions required to be taken prior to the Put Closing or Call Closing by the Company under each instrument to be delivered pursuant to Section 8.3 or 8.6 to which the Company is a party or required by Applicable Law have, in each case, been duly taken prior to such Put Closing or Call Closing, (iv) that all actions (including the making of any filings) required to be taken by the

Company under each instrument to be delivered pursuant to Section 8.3 or 8.6 to which the Company is a party or required by Applicable Law will, in each case, be duly taken following the Put Closing or Call Closing, and (v) that the Company Group has acted in good faith and does not have notice of any adverse claim with respect thereto, the instruments to be delivered by the Unilever Stockholder to the Company pursuant to Section 8.3 or 8.6 shall be valid and effective to transfer (x) good and valid title to the Subject Securities to the Company free and clear of any claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive or subscription rights, mortgages, hypothecations, prior assignments remaining in effect, title retention agreements, indentures, security agreements or any other encumbrances of any kind, and (y) all rights of any nature attaching to them including all rights to any dividends, interest or other distributions thereafter declared, paid or made after the purchase has been consummated; and

(b) The Unilever Stockholder shall warrant in respect of itself and the other Unilever Group Members that:

(i) it is the sole legal and beneficial owner of the Subject Securities;

(ii) except for the Call Option, the Put Option and the restrictions contained or as referred to in Article VII, there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Subject Securities or any of them and there is no agreement or commitment to give or create any of the foregoing;

(iii) it has the requisite power and authority to sell the Subject Securities and do all other things it is required to do in connection with such purchase and sale under this Article VIII;

(iv) the instruments of transfer executed pursuant to this Article VIII or Article VII, as the case may be, constitute binding obligations of the Unilever Stockholder in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or other similar laws of general applicability relating to or affecting creditors’ rights from time to time in effect and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law; and

(v) the performance of its obligations under this Article VIII, or Article VII, as the case may be, will not: (A) result in a breach of any provision of its constitutional documents, (B) result in a breach of or constitute a default under any instrument to which it is a party or by which it is bound, (C) result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound, or (D) require the consent of its shareholders or any other Person, which consent has not been obtained.

8.8 Adjustment of Fair Market Value. Subject to compliance by the Company with Section 4.10 and 8.13(c), the Company or the Board shall adjust the Fair Market Value as may be necessary to equitably reflect (a) any stock split, stock dividend or similar recapitalization or reorganization of the Company that occurs during the Pre-Closing Period and results in a change in the number of issued and outstanding Shares in order to prevent any dilution or enlargement of Stockholders’ rights and obligations under this Article VIII in connection with the exercise of any Put Option or Call Option hereunder, and (b) the issuance of any Common Stock or Common Stock Equivalents that occurs during the Pre-Closing Period; provided, however, that no such adjustment shall be made for any such transaction effected without the Unilever Stockholder’s consent.

8.9 Determination of Fair Market Value.

(a) If the Unilever Stockholder exercises its Put Option pursuant to Section 8.1 or the Company exercises its Call Option pursuant to Section 8.5 or in the case of an Approved Sale in accordance with Section 7.2, the Unilever Stockholder shall have twenty Business Days from the date of the Put Notice, in the case of an exercise of a Put Option, and thirty Business Days from the date of the Call Notice or Approved Sale Notice Date (as the case may be), in which to propose (i) a Base Value (such proposal, the “Initial Valuation Proposal”), which shall be accompanied by a report and analysis of the Unilever Stockholder’s financial advisor (the “Unilever Valuation Report”) supporting the Initial Valuation Proposal, prepared in accordance with the Valuation Principles, and (ii) the Applicable EBITDA (such proposal, the “Initial EBITDA Proposal” and, together with the Initial Valuation Proposal, the “Initial Unilever Proposals”). The Company shall, during such periods, provide access to the Unilever Stockholder, at the Unilever Stockholder’s cost, to the information described in Section 8.12 as is reasonably requested by the Unilever Stockholder in connection with the preparation of the Initial Unilever Proposals and the Unilever Valuation Report (which documentation shall be considered nonpublic information for purposes of Section 6.4). The Initial Unilever Proposals shall be in writing, shall be submitted to the Company within the periods referred to in the first sentence of this Section 8.9 and shall specify the facts and circumstances supporting the reasonableness and propriety of the Initial Valuation Proposal and the Initial EBITDA Proposal under the Valuation Principles and Exhibit 4, respectively.

(b) Unless the Unilever Stockholder provides the Initial Unilever Proposals and the Unilever Valuation Report to the Company within the periods referred to in subsection (a) of this Section 8.9, the Base Value for the applicable Measurement Period shall be deemed to be equal to eight times the Applicable EBITDA, the Unilever Stockholder shall have irrevocably waived its rights pursuant to Section 8.11 (including its right to propose any other Base Value for such Measurement Period or to obtain any determination thereunder), and such Base Value shall be final and binding upon the Unilever Stockholder, each other Unilever Group Member and the Company for all purposes of this Agreement.

(c) The Company and the Unilever Stockholder shall use their respective best efforts for 30 Business Days after the timely submission of the Initial Unilever Proposals or the expiration of the periods described in Section 8.9(a), as the case may be, to agree upon the Base Value and/or the Applicable EBITDA, as the case may be. Any dispute as to the Base Value that is not resolved by the Company and the Unilever Stockholder during such 30-Business Day period shall be submitted to their respective external financial advisors (the “Financial Advisors”) in accordance with Section 8.11(a), and any dispute as to the Applicable EBITDA that is not resolved by the Company and the Unilever Stockholder during such 30-Business Day period shall be submitted to the Accounting Expert in accordance with Section 8.10(a).

8.10 Expert Determination of Applicable EBITDA.

(a) If the Company and the Unilever Stockholder shall not have agreed on (i) the Applicable EBITDA within the periods described in Section 8.9(c) and/or (ii) the Cash Flows for any one or more Fiscal Years within the periods described in Section 1 of Exhibit 9, determination of such Applicable EBITDA and/or Cash Flows, as the case may be, shall be referred to the Accounting Expert. The Accounting Expert shall be requested to make its determination, if practicable, within a period of 30 Business Days after its appointment.

(b) Each of the Company and the Unilever Stockholder shall submit to the Accounting Expert a proposed Applicable EBITDA and/or Cash Flows, as applicable, and the basis for its computation thereof in accordance with Exhibit 4 or Exhibit 9, respectively. A copy of any submission or information supplied by the Company or the Unilever Stockholder to the Accounting Expert shall be supplied contemporaneously to the other party. The Accounting Expert shall determine (in its opinion and having requested such further information from the Company and the Unilever Stockholder as it shall require) the Applicable EBITDA prepared in accordance with Exhibit 4 and/or the amount of such Cash Flows prepared in accordance with Exhibit 9, as applicable. The Accounting Expert shall certify to the Company and the Unilever Stockholder (i) that it has considered the respective submissions of the Company and the Unilever Stockholder and has determined the Applicable EBITDA in accordance with Exhibit 4 and/or the amount of such Cash Flows in accordance with Exhibit 9, as applicable, and (ii) the amount of such Applicable EBITDA (the “Certified Applicable EBITDA”) and/or such Cash Flows (the “Certified Cash Flows”). The Certified Applicable EBITDA shall be deemed to be the Applicable EBITDA for the purposes of this Article VIII, and the Certified Cash Flows shall be deemed to be the Cash Flows for the applicable Fiscal Year for the purposes of Exhibit 9. The Accounting Expert shall act as expert and not as arbitrator, and its determination shall be final and binding upon the Company, the Holdco Stockholder and the Unilever Stockholder in the absence of manifest error.

8.11 Expert Determination of Base Value.

(a) Subject to Section 8.9(b), if the Company and the Unilever Stockholder shall not have agreed on the Base Value within the periods described in Section 8.9(c), then the Financial Advisors shall use their best efforts for an additional 30 Business Days to agree upon the Base Value. Any Base Value mutually agreed upon by the Financial Advisors within such additional 30-Business Day period shall be final and binding upon the Company and the Unilever Stockholder and shall be deemed to be the Base Value for the applicable Measurement Period for the purposes of this Article VIII. Any dispute as to the Base Value that is not resolved by the Financial Advisors during such additional 30-Business Day period shall be submitted to the Financial Expert in accordance with subsection (b) of this Section 8.11.

(b) If the Financial Advisors shall not have agreed on the Base Value within the additional 30-Business Day period described in subsection (a) of this Section 8.11, determination of the Base Value shall be referred to an independent investment banking firm mutually agreed upon by the Financial Advisors (the “Financial Expert” and, together with the Accounting Expert, the “Experts”). The Financial Expert shall be requested to make its determination, if practicable, within a period of 30-Business Days after its appointment.

(c) Each of the Company and the Unilever Stockholder shall submit to the Financial Expert a proposed Base Value and the reasons for such value. A copy of any submission or information supplied by the Company or the Unilever Stockholder to the Financial Expert shall be supplied contemporaneously to the other party. The Financial Expert shall determine (in its opinion and having requested such further information from the Company and the Unilever Stockholder as it shall require) the Base Value in accordance with the Valuation Principles.

(d) The Financial Expert shall certify to the Company and the Unilever Stockholder (i) that it has considered the respective submissions of the Company and the Unilever Stockholder and has determined the Base Value as of the last day of the applicable Measurement Period according to the principles of this Section 8.11, and (ii) the amount of such Base Value (the “Certified Base Value”). The greater of (x) the Certified Base Value, and (y) eight times the Certified Applicable EBITDA shall be deemed to be the Base Value for the applicable Measurement Period for the purposes of this Article VIII. The Financial Expert shall act as expert and not as arbitrator, and its determination shall be final and binding upon the Company, the Holdco Stockholder and the Unilever Stockholder in the absence of manifest error.

(e) The costs of the Experts’ determinations shall be included in the Repurchase Expenses.

8.12 Information.

(a) During the period commencing no later than 10 Business Days following the exercise of the Put Option or the Call Option or the Approved Sale Notice Date, as the case may be, and ending on the date of submission of the Initial Unilever Proposals, upon the Unilever Stockholder’s request, the Company will provide the Unilever Stockholder (and its professional advisers, subject to customary confidentiality undertakings) with such historic and prospective information existing on the date on which the Put Option or Call Option is exercised, or the Approved Sale Notice Date (as the case may be) and reasonably requested by the Unilever Stockholder for the purposes of arriving at its valuation, including, inter alia, historical and forecast financial information for the Company and information reasonably required to determine Applicable EBITDA in accordance with Exhibit 4, in each case in the possession of the Company on the date on which the Put Option or Call Option is exercised, or the Approved Sale Notice Date (as the case may be). This same information shall be supplied, if applicable, to the Experts, subject to customary confidentiality undertakings.

(b) The information supplied by the Company to the Experts shall be prepared in good faith but otherwise without liability on the part of the Company and any Holdco Group Member or any other party involved in the supply of information.

8.13 Failure by the Company to Acquire Shares.

(a) If the closing of the sale and purchase of the Put Shares or the Call Shares, as the case may be, is not consummated on the date described in Section 8.3(a)(i), (a)(ii), (a)(iv) or (b) or Section 8.6(a)(i), (a)(ii), (a)(iv) or (b), as the case may be, by reason that necessary consents and approvals of Governmental Authorities for such sale and purchase have not been obtained (despite all reasonable best efforts to procure such approvals having been used by the Company and the Unilever Stockholder), then:

(i) the closing of the sale and purchase of such Put Shares or Call Shares under Section 8.3 or 8.6, respectively, shall be conditional upon obtaining such consents and approvals; and

(ii) (A) prior to the Eighth Year, the Company and the Unilever Stockholder shall continue to use all reasonable best efforts to obtain the consents and approvals of any Governmental Authority necessary for the purchase of the Subject Securities as referred to in Section 8.3(a)(iii) and 8.6(a)(iii), including taking such measures as shall be reasonably required, having regard to the interests of the Business, to obtain such consents and approvals, and (B) from and after the Eighth Year, the Company shall use its best efforts to structure the purchase by it of the Put Shares or Call Shares so as to facilitate, or avoid the necessity of, obtaining such consents and approvals, and the Unilever Stockholder will cooperate with and assist the Company in such efforts.

(b) If, by the Eighth Year, the Company shall have failed to purchase the Put Securities or the Call Securities for cash pursuant to Section 8.4(a)(ii) or otherwise pursuant to Section 7.3(g) or (h):

(i) if the Share Price has not previously been fixed pursuant to Section 8.4(d), 8.5(a) or 8.5(b), the aggregate Share Price as determined in accordance with Sections 8.9, 8.10 and 8.11 for the Remaining Unilever Shares (such determination to be made on the next applicable exercise of the Put Option or Call Option) shall be fixed as of the Eighth Year; and

(ii) the Unilever Stockholder’s sole and exclusive remedies (other than remedies for breach of the provisions of this Agreement) shall be, subject in each case to Sections 8.13(c) and 10.17, and without derogation of the Unilever Stockholder’s rights under the Exit Note and, subject to Section 10.16(b), the Note, to elect to:

(A) negotiate a sale of any or all of the Unilever Shares and the Notes then beneficially owned by any Unilever Group Member to a third party (a “Unilever Sale”); provided, that (1) the Holdco Stockholder shall have the right to approve any purchaser of such Shares which approval shall not be unreasonably withheld or delayed, and (2) any sale of such Shares shall be made free of the restrictions under Article VII; provided, further, that in connection with any proposed Unilever Sale the Holdco Stockholder shall review, at the Unilever Stockholder’s reasonable request, a list of proposed purchasers and designate which such purchasers it approves and shall otherwise cooperate in all reasonable respects in connection with such Unilever Sale, including by preparing preliminary and final offering memoranda, assisting the Unilever Stockholder in the preparation of a confidential information package for delivery to approved potential purchasers, participating in investors’ meetings, conferences and telephone calls, providing information and projections prepared by the Company or its advisors, and allowing reasonable access to such purchasers to conduct due diligence, subject to customary confidentiality undertakings;

(B) cause the Company to arrange for the private placement and sale of Shares (including any or all of the Unilever Shares) or other securities of the Company (a “Private Placement”); provided, that (1) the Company shall consult with the Unilever Stockholder as to the most appropriate method of sale, having regard to the mutual interests of the Company and the Holdco Stockholders in effecting an efficient and orderly sale, but shall otherwise be free to conduct the sale as it sees fit, (2) the Holdco Stockholder shall have the right to approve any purchaser of such Shares or securities, which approval shall not be unreasonably withheld or delayed, and (3) any sale of such Shares shall be made free of the restrictions under Article VII; and/or

(C) cause the Company to arrange for the sale of part or all of (1) the Company’s Japanese business, divisions, assets or Subsidiaries (including through the public sale of securities) (the “Japan Business”), and/or (2) Polymer or its assets or Subsidiaries (the “Polymer Business”), and/or (3) if the Polymer Business is sold (in whole or in part) prior to the eighth anniversary of the Closing Date, such other business or division, or businesses or divisions, of the Company, or their assets or Subsidiaries, the identity of which shall be determined by the Company in accordance with Section 8.13(e) (each a “Subsidiary Sale” and, together with a Unilever Sale and a Private Placement, the “Eighth Year Actions”);

in each case as shall be necessary to yield Net Proceeds sufficient to pay the Share Price. Subject to subsection (d) of this Section 8.13, upon the Unilever Stockholder making any such election(s) (which shall be communicated to the Company by written notice), the Company shall use its best efforts to consummate such Eighth Year Actions no later than the maturity date of the Exit Note and shall, and shall be entitled to, take all reasonable steps on its part as are necessary to carry out such Eighth Year Actions, including structuring such Eighth Year Actions to avoid any violation of the DGCL. It is expressly agreed and understood that any and all other remedies (other than remedies described in this Section 8.13 and remedies for breach of the provisions of this Agreement), whether arising by this Agreement, any other agreement or operation of law, and whether at law or in equity (other than the Unilever Stockholder’s remedy of enforcing the Exit Note and, subject to subsection (d) of this Section 8.13 and Section 10.16(b), the Note), are hereby expressly waived by Unilever and each other Unilever Stockholder.

(c) Subject to subsection (d) of this Section 8.13, Net Proceeds of Eighth Year Actions received before the Eighth Year Put Closing Date shall be applied to the Put Price, and such Net Proceeds received after the Eighth Year Put Closing Date shall be applied to pay or prepay amounts owing under the Exit Note. For the avoidance of doubt, Net Proceeds of any sales of Unilever Shares pursuant to Unilever Sales and/or Private Placements shall belong to the Unilever Stockholder.

(d) Each of the Stockholders hereby agrees, consents to and acknowledges that the undertaking and agreements of the Company in this Section 8.13 (other than undertakings and agreements relating to sales of Unilever Shares), including without limitation, any Additional Divestiture, are subject to the provisions of the Financing Agreements, including restrictions on the sale of assets, restrictions on liens, sale of equity, repurchase of Shares and the requirement to apply the proceeds of certain sales of capital stock and assets to the reduction of Indebtedness, and the rights, remedies and powers of the lenders or noteholders (other than any Unilever Group Member) and holders of collateral thereunder, and to the exercise thereof by such lenders, noteholders and holders with respect to the Company and its Subsidiaries and that no right or remedy provided in this Section 8.13 or any provision of this Section 8.13 (other than undertakings and agreements relating to sales of Unilever Shares) shall not be exercised or enforced unless and until such exercise or enforcement shall not conflict with, violate or result in a breach of any of the Financing Agreements.

(e) After May 3, 2009 and prior to May 3, 2010, the Company, through a committee of the Company’s Board of Directors comprised solely of Independent Directors (the “Special Committee”), shall identify (the “Additional Divestiture Identification”) one or more businesses or divisions of the Company or their assets or Subsidiaries (other than the Japan Business and the Polymer Business), which, if sold, would yield Net Proceeds sufficient to enable the Company to pay the Put Price for the Put Securities in connection with a previously exercised Put Option, taking into account the anticipated Net Proceeds that can reasonably be expected from the disposal of the Japan Business (“Additional Divestiture”). The Special Committee shall engage an investment banking firm of national standing to assist with such Additional Divestiture Identification and shall undertake its evaluation and make its recommendations in good faith, taking into account such factors as it shall deem appropriate in its business judgment. Without prejudice to any liability of the Company pursuant to this Agreement, no director of the Company shall have any liability to the Unilever Stockholder or any Relevant Transferee for any acts or omissions taken or failed to be taken in connection with or related to an Additional Divestiture or the Additional Divestiture Identification.

8.14 Priority of Put and Call Rights. Following the delivery of a Call Notice by the Company, the Unilever Stockholder’s right to exercise the Put Option or to effect a Unilever Sale, including an Early Unilever Sale, with respect to the Unilever Shares and Notes then beneficially owned by the Unilever Group Members shall be suspended from the end of the Notice Period during which such Call Notice was delivered until after the earlier of the date on which such Call Notice is terminated pursuant to Section 8.5(b) or the date immediately following the delivery by the Company pursuant to Section 6.1(b) or (c) of financial statements for a period that includes the applicable Call Closing Date, as the case may be. Following the delivery of a Put Notice, a First Offer Notice or a ROFR Notice by the Unilever Stockholder, the Company’s right to exercise the Call Option with respect to the Put Securities subject to the Put Option or the Noticed Shares subject to the First Offer Notice or ROFR Notice, as the case may be, shall be suspended until (1) in the case of a Put Notice, after the earlier of the date on which such Put Notice is terminated pursuant to Section 8.4(c) or the date immediately following the delivery by the Company pursuant to Section 6.1(b) or (c) of financial statements for a period that includes the applicable Put Closing Date, as the case may be, or (2) in the case of a First Offer Notice or ROFR Notice, the termination of the Early Unilever Sale Period.

8.15 Exit Planning. After the fourth, but prior to the fifth, anniversary of the Closing Date, at the Unilever Stockholder’s reasonable request, the Company and the Unilever Stockholder shall meet in good faith from time to time to discuss possible exit strategies with respect to the sale or repurchase of the Unilever Shares and the Notes then beneficially owned by the Unilever Group Members; provided, however, that no such meetings or discussions shall be binding in any respect.

8.16 Agency Adjustment. If (a) upon the expiration of the Agency Agreement, the parties thereto enter into a new agreement with a term (the “Agency Term”) of at least two years (a “New Agency Agreement”), the Agency Adjustment shall be subtracted from the Net Debt Amount applicable to the Share Price payable on the first Put Closing Date or Call Closing Date, as the case may be, following the date of the New Agency Agreement. The Agency Adjustment shall not be taken into account more than once. For the avoidance of doubt, the Company’s liability or obligation to subtract the Agency Adjustment from the Net Debt Amount, if any, shall not be deemed to be Indebtedness.

8.17 Contingent Payments. The Unilever Stockholder shall have the right to receive the Contingent Payments, if any, on the terms and subject to the conditions set forth on Exhibit 9 in recognition of its period of ownership of the Class B Shares.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement shall terminate immediately (except for those provisions expressly stated to continue for a longer period of time and without prejudice to any rights or liabilities arising under this Agreement prior to such termination to which Sections 10.11, 10.12 and 10.17 will continue to apply):

(a) in respect of Unilever and the Unilever Group, if Unilever (together with the other Unilever Group Members) ceases to have any interest in any Class B Shares, any Notes, and the Exit Note, and

(b) in respect of the rights and obligations of any Stockholder, if it and all members of its Group cease to hold any Shares and the Person to whom Shares have been Transferred in accordance with Article VII by that Stockholder and the members of its Group has entered into an Assumption Agreement assuming the role of the Unilever Stockholder under this Agreement (in the case of a transfer of the Unilever Shares) or assuming the role of the Holdco Stockholder (in the case of a transfer of the Holdco Shares).

9.2 Prior Breach. Notwithstanding the foregoing, or any other provision of this Agreement, nothing herein shall relieve the Company or any Stockholder from liability for any prior breach of any provision of this Agreement or impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1 No Offset. Unless otherwise expressly provided under this Agreement, whenever the Company is to pay any sum to any Stockholder, any amounts that Stockholder owes to the Company shall not be deducted from that sum before payment.

10.2 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests and consents provided for or permitted to be given under this Agreement must be in writing and must be given either (a) personally by a reputable courier service that requires a signature upon delivery, (b) by Federal Express or another nationally recognized overnight courier, fees prepaid, (c) by registered or certified first class mail, postage prepaid, return receipt requested, or (d) by facsimile or email transmission with receipt confirmation. Any such notice, request or consent shall be deemed to have been given: (i) if given by courier, as of the date of personal or overnight delivery, (ii) if given by mail, as of the fifth calendar day after its deposit into the custody of the postal service as evidenced by the date-stamped receipt issued upon such deposit, and (iii) if given by facsimile or email, as of the date and time electronically transmitted. All notices, requests and consents to be given to a Stockholder must be sent to or made at the address or facsimile number or email address for that Stockholder set forth on Schedule A, or such other address as that Stockholder may specify by written notice to the other Stockholders. Any notice, request, or consent to the Company or the Board must be given to the Board at the following address or facsimile number or email address and to each other Stockholder; provided, however, that notices given pursuant to Section 4.8 shall not be effective if given solely by email:

JohnsonDiversey Holdings, Inc.

8310 16th Street

Sturtevant, WI 53177-0902

USA

Attention: General Counsel

Facsimile: 262.631.4021

Email: JoAnne.Brandes@johnsondiversey.com

with copies to:

Jones Day

77 West Wacker Drive

Chicago, IL 60601-1692

USA

Attention: Elizabeth C. Kitslaar, Esq.

Facsimile: 312.782.8585

Email: ekitslaar@jonesday.com

Whenever any notice is required to be given by law, the Charter Documents or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

10.3 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Confidentiality Agreements and the other Transaction Documents constitute the entire agreement of the Stockholders and their Affiliates relating to the subject matter hereof and supersede all prior contracts or agreements with respect to the Company, whether oral or written.

10.4 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations under this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this

Agreement. Failure on the part of a Person to complain of any act of any other Person or to declare any other Person in default in the performance of such other Person’s obligations under this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute–of–limitations period has run.

10.5 Amendment, Modification or Waiver. Except as otherwise expressly provided herein, this Agreement may be amended, modified or waived from time to time only by a written instrument signed, in the case of an amendment, by the Company and all of the Stockholders, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that the Board may amend and modify Schedule A to the extent necessary to reflect the Transfer of Shares and Exhibit B to the extent necessary to reflect the adoption of a New Material Benefit Plan, in each case as permitted in accordance with this Agreement.

10.6 Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Stockholders and their respective permitted successors, assigns, heirs and legal representatives. Neither Stockholder nor any member of its Group may assign any of its rights or obligations under this Agreement in whole or in part otherwise than pursuant to a Transfer of Shares in accordance with the terms of this Agreement. Notwithstanding anything in the foregoing to the contrary, each party hereto may assign as collateral security all of its rights under this Agreement to any secured creditor of such assigning party, and each party hereto hereby acknowledges and consents to such assignment.

10.7 Specific Performance. The parties agree that any breach by any of them of any provision of this Agreement would irreparably injure the Company and the other Stockholders, as the case may be, and that money damages would be an inadequate remedy therefor. Accordingly, the parties agree that the other parties will be entitled to one or more injunctions enjoining any such breach and requiring specific performance of this Agreement and consent to the entry thereof, in addition to any other remedy to which such other parties are entitled at law or in equity.

10.8 Governing Law; Severability. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

10.9 Notice to Stockholders of Provisions. By executing this Agreement or an Assumption Agreement, each Stockholder acknowledges that it has actual notice of (a) all of the provisions hereof (including, without limitation, the restrictions on transfer set forth in Article VII) and (b) all of the provisions of the Charter Documents.

10.10 Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

10.11 Consent to Jurisdiction and Service of Process. Each party agrees that it will not initiate any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than (i) the Delaware Chancery Court or (ii) if the Delaware Chancery Court does not have jurisdiction with respect to such action, a federal court sitting in the State of Delaware or a Delaware state court. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware over any such suit, action or proceeding and agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from any such court. Each party hereby agrees that service of any process, summons, notice or document by registered mail addressed to such party at its address set forth on Schedule A or in Section 10.2, as the case may be, shall be effective service of process for any suit, action or proceeding brought in any such court. Unilever Stockholder also appoints and agrees to maintain The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801 as its agent in the State of Delaware for service of process in connection with any dispute or proceeding arising out of this Agreement. Each party irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action, proceeding has been brought in an inconvenient forum. Each party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon judgment, including, with respect to Unilever, the Dutch and English courts, and, with respect to Holdco, state or federal courts in the State of Wisconsin.

10.12 Waiver of Jury Trial. EACH OF THE STOCKHOLDERS IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE STOCKHOLDERS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE STOCKHOLDERS ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE STOCKHOLDERS ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE STOCKHOLDERS FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS OR HIS, AS THE CASE MAY BE, JURY TRIAL RIGHTS FOLLOWING

CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION COMPLETED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.13 Parties in Interest. Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Stockholders and their respective permitted successors and assigns, including the Relevant Transferee to whom the Unilever Stockholder has transferred Class B Shares pursuant to Section 7.3(f), nor shall anything in this Agreement relieve or discharge the obligation or liability of any other Person to any party to this Agreement, nor shall any provision give any other Person any right of subrogation or action over or against any party to this Agreement. If Class B Shares are transferred to any Relevant Transferee, such Relevant Transferee shall execute an Assumption Agreement and shall be considered to be a Permitted Transferee of the Unilever Stockholder and each Stockholder agrees that any such Relevant Transferee shall have all rights which the Unilever Stockholder has under this Agreement and the Certificate and the Bylaws and that for purposes of this Agreement with effect from the time such transfer is effected references to Unilever, Unilever NV or Unilever PLC (including references to Unilever, Unilever NV or Unilever PLC in other defined terms) shall be replaced by references to the ultimate controller of the Relevant Transferee at the time the Class B Shares are transferred to the Relevant Transferee, and the Relevant Transferee shall be considered to be a Stockholder for the purposes of this Agreement. For the avoidance of doubt, this Agreement will not terminate pursuant to Section 9.1(a) and the restrictions in Section 7.1 shall not terminate as described in Section 7.5, in each case, as a result of such transfer. Following such transfer, the Relevant Transferee shall be considered to be the “Stockholder that nominated” any director who was nominated by any Unilever Group Member for the purposes of Section 4.4(c). Notwithstanding the foregoing, following an Early Unilever Sale, the provisions of Section 7.3(f) of this Agreement shall not apply to the Relevant Transferee as if such Revelant Transferee was the Unilever Stockholder.

10.14 Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including fees and expenses of attorneys, accountants, investment bankers or other representatives and consultants) in connection with this Agreement and the consummation of the transactions contemplated hereby, except as otherwise specified herein or in another Transaction Document.

10.15 No Partnership. Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, association or other cooperative entity between any of the parties or constitute any party the agent of any other party, including the Company, for any purpose.

10.16 Supremacy.

(a) If any of the provisions of this Agreement conflict with any of the provisions of the Charter Documents, the provisions of this Agreement shall prevail as between the Stockholders. The Stockholders shall:

(i) exercise all voting and other rights and powers available to them to give effect to the provisions of this Agreement; and

(ii) if necessary, and subject to Applicable Law, ensure that any required amendment is made to the Charter Documents of the Company to give effect to the provisions of this Agreement.

(b) If any of the provisions of the Note or the Note Indenture conflict or are otherwise inconsistent with any of the provisions of Article VIII of this Agreement or are in derogation of any party’s rights under Article VIII of this Agreement (such provisions of the Note or the Note Indenture, as the case may be, the “Conflicting Provisions”), the provisions of this Agreement shall prevail as between the Stockholders and their Affiliates with respect to Notes held by such Stockholders and such Affiliates, and each of the Stockholders hereby waives on its own behalf and on behalf of each of its Affiliates that own any Notes from time to time, and, to the extent necessary, shall cause such Affiliates to waive, any rights they may have, or any breaches or other events of default under, any such Conflicting Provisions. For the avoidance of doubt, the rights and obligations under this Agreement are personal to the Stockholders and the Company, and this Agreement, including this subsection (b), shall not apply to any third party purchaser of the Note or any portion thereof.

10.17 Exit Note. So long as the Exit Note is outstanding and held by a Unilever Group Member of which Unilever has Unilever Required Control, (a) the Company shall not effect a Veto Matter without the prior written consent of the holder of the Exit Note, and such holder shall have all the rights given to Stockholders (including all rights granted in favor of the Unilever Stockholder under this Agreement notwithstanding the fact that the Unilever Stockholder no longer holds any Shares), and shall be subject to all obligations to which Stockholders are subject, in each case pursuant to Article VI, and (b) the Company shall not issue any Shares, shall not change its capital structure (including the rights and preferences of the Shares) as in existence on the Eighth Year Put Closing Date, shall maintain all Class B Shares purchased by it in exchange for the Exit Note pursuant to Article VIII in its treasury and shall comply with such provisions of Article IV as shall be necessary to give effect to the rights of the Unilever Stockholder to continued Board representation in accordance with the Exit Note. If and to the extent that such Class B Shares are reissued to the Unilever Stockholder, its rights and obligations shall be as set forth in the Certificate, the Bylaws and this Agreement (other than with respect to any Eighth Year Actions) as in effect on the date the Exit Note was issued, and the Put Price shall be deemed due and payable in full at the time of such reissuance; provided, that the Unilever Stockholder hereby agrees, consents to and acknowledges that the payment by the Company of such Put Price shall not be made until and unless permitted by the provisions of the Financing Agreements and the rights, remedies and powers of the lenders or noteholders (other than any Unilever Group Member) and holders of collateral thereunder; provided, further, that if the Company does not pay such amount at such time but for the provision of the immediately preceding proviso, interest shall accrue on such amount at the Applicable Rate from such time until the date of payment.

10.18 Effectiveness of this Agreement. This Agreement shall not become effective and binding until, and shall be effective and binding immediately upon, the completion of the sale of the Polymer Business pursuant to the terms and conditions of the Asset and Equity Interest Purchase Agreement, dated as of May 1, 2006, by and among Johnson Polymer, LLC, JohnsonDiversey Holdings II B.V. and BASF Aktiengesellschaft in the form approved in writing by the Stockholders (including such amendments as may be made in accordance with that approval). If such sale is not completed in accordance with such form (as may be so amended in accordance with that approval), this Agreement shall not become effective and the provisions of the original Stockholders’ Agreement, dated as of May 3, 2002, by and among the Company and the Stockholders shall remain in full force and effect, save that the amendment set out in Exhibit 11 shall become effective and binding, and the original Stockholders’ Agreement, dated as of May 3, 2002, shall be so amended immediately upon the execution of this Agreement by the parties hereto.

* * * * *

IN WITNESS WHEREOF, the Stockholders and the Company have executed this Amended and Restated Stockholders’ Agreement as of the date first set forth above.

JOHNSONDIVERSEY HOLDINGS, INC.

By:	/s/ Joseph Smorada
Name:	Joseph Smorada
Title:	Vice President and Chief Financial Officer

COMMERCIAL MARKETS HOLDCO, INC.

By:	/s/ Joseph Smorada
Name:	Joseph Smorada
Title:	Vice President

MARGA B.V.

By:	/s/ Rudy Markham
Name:
Title:

EXHIBIT 4

Definition of EBITDA

“EBITDA” means, with reference to any Measurement Period, (a) Consolidated Net Income plus, without duplication, to the extent deducted from revenues in determining such Consolidated Net Income, (b) (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, or for which a provision is made, (iii) depreciation, (iv) amortization, (v) extraordinary losses, and (vi) capital losses, including losses arising from revaluations, minus, without duplication, to the extent included in Consolidated Net Income, (c) (I) extraordinary gains, and (II) capital gains, including gains arising from revaluations, all calculated for the Company Group in United States dollars on a consolidated basis in accordance with GAAP. For the purposes of making the calculations described in this Exhibit 4, GAAP, including, without limitation, the application of GAAP with respect to accruals, provisions and reserves, pension expenses, the allocation of assets and liabilities used to determine the Net Periodic Pension Cost under Shared Pension Plans, accounting for stock option plans, recognition of income, capitalization of expenses, write-offs of inventory and bad debt reserves, shall be applied on a basis consistent with the Audited CMI Financial Statements for the fiscal year ending June 29, 2001, giving effect only to such changes to the Company’s accounting policies, principles and practices from and after such date as may be required by changes in GAAP or Applicable Law, and/or by the U.S. Securities and Exchange Commission. With regard to actuarial assumptions used for determining pension expense, the above requirement of consistency means that the actuarial assumptions should have the same degree of conservatism relative to typical actuarial assumptions under GAAP as those used for the fiscal year ending June 29, 2001. For the avoidance of doubt, each component of EBITDA shall be adjusted to eliminate any amounts attributable to or arising out of the Agency Agreement.

EBITDA shall also be adjusted, without duplication, (a) to give effect to acquisitions and divestitures occurring during such Measurement Period on a pro forma basis as if such acquisitions and divestitures occurred on the first day of such Measurement Period, and (b) to eliminate the material positive and negative effect on EBITDA during such Measurement Period of (i) any Special Items, (ii) any Post Measurement Period Special Programs, (iii) the difference between any Non-Arm’s Length Terms and arm’s length terms, (iv) any Pension Plan Amendment Differential Costs, (v) any Contingent Payments paid during such Measurement Period, and (vi) any Company Indemnification Amounts.

“Consolidated Interest Expense” means, with reference to any Measurement Period, the interest expense, net of interest income, of the Company Group set forth in the Company’s financial statements delivered pursuant to Section 6.1(b) and (c) for such Measurement Period and calculated on a consolidated basis for such period in accordance with GAAP, adjusted to eliminate any interest expense, net of interest income, attributable to or arising out of the Agency Agreement.

“Consolidated Net Income” means, with reference to any Measurement Period, the net income (or loss) of the Company Group set forth in the Company’s financial statements delivered pursuant to Section 6.1(b) and (c) for such Measurement Period and calculated on a consolidated basis for such period in accordance with GAAP, adjusted to eliminate any net income attributable to or arising out of the Agency Agreement.

“Special Items” means (a) items that under GAAP would qualify as special, extraordinary or non-recurring one-time items and/or (b) any other special, extraordinary or non-recurring one-time items arising other than in the Ordinary Course of Business and of the type taken into account in the calculation of EBITDA (as defined in the Purchase Agreement) with respect to the DiverseyLever Business and/or the CMI Business (in each case as defined the Purchase Agreement) as set forth on Schedule F to the Purchase Agreement.

“Post Measurement Period Special Programs” means expenditure programs of the Company or any Subsidiary of the Company (other than expenditure programs approved by the Unilever Stockholder pursuant to Section 4.10 or Section II.A.2.b of Article Fourth of the Certificate or by a Unilever Director pursuant to Section 4.11) (a) which are not in the Ordinary Course of Business, (b) to the extent (but only to such extent) such Programs are initiated for the principal purpose of producing a material benefit to the Company Group for periods subsequent to such Measurement Period, (c) to the extent (but only to the extent) such Programs result in increases in expenses during such Measurement Period materially in excess of expenses for similar programs or expenditures during periods prior to such Measurement Period, (d) to the extent (but only to such extent) such Programs result in a negative impact on EBITDA for such Measurement Period and (e) if such Programs are disclosed in writing to a Unilever Director, are objected to by a Unilever Director following any such disclosure, either in writing or by a vote against such Program in connection with any vote taken by the Board on any such Program.

“Non-Arm’s Length Terms” means the effect of terms that (a) are materially less favorable to the Company or a Company-Controlled Affiliate than those that could have been obtained in a transaction by the Company or such Company-Controlled Affiliate with a person that is an independent third party, and (b) are included in, or arise out of, non-arms length (as described in clause (a) above) Affiliate Transactions, other than Affiliate Transactions which (i) have been disclosed in writing to Unilever prior to the date of the Purchase Agreement or (ii) have been approved by the Unilever Stockholder or a Unilever Director.

“Company Indemnification Amount” means any expense, accrual or provision made during the applicable Measurement Period (a) to the extent that such expense, accrual or provision decreases Applicable EBITDA for such Measurement Period, and (b) to the extent that, subject to the provisions of Article XI of the Purchase Agreement (including provisions relating to minimum and maximum indemnity amounts and time limitations on indemnification), such expense, accrual or provision would entitle a Unilever Indemnified Party to indemnification under Section 6.9(a)(ii) (relating to the Original CMI Business), 11.1(b)(i), 11.1(b)(ii), 11.1(b)(v), 11.1(b)(vi), or 11.1(o) through (v) of the Purchase Agreement.

EXHIBIT 7

Agreed Dividend Policy

Years 1-3 after Closing:

The Company will pay a quarterly dividend to all Stockholders of record (as of the dates set by the Board) of $460.00/Share.

Years 4-6 after Closing:

The Company will pay a quarterly dividend to all Stockholders of record (as of the dates set by the Board) of an amount not to exceed the lesser of (a) $950.00/Share or (b) a total quarterly dividend not to exceed 16% of the net income of CMI. The amount of dividend is to be approved by a majority vote of the Independent Directors and the Unilever Directors, voting together.

This Agreed Dividend Policy is subject to compliance with the DGCL and the terms of the Financing Agreements.

CMI and its Subsidiaries will be authorized to upstream to the Company the amount of cash required to pay the declared quarterly dividends.

Holdco and the Company agree and acknowledge that 10.5% of all dividends received by Holdco pursuant to this Agreed Dividend Policy shall be allocated for the sole purpose of satisfying obligations to employees under the Management Plan Documents.

EXHIBIT 9

Contingent Payments

1. Calculation and Timing of Contingent Payments. Subject to Section 2 hereof, on the applicable Payment Date, the Company shall pay to the Unilever Stockholder an amount in cash (each, a “Contingent Payment”) determined as follows:

a. on the Payment Date in 2007, the Contingent Payment (the “2007 Contingent Payment”) shall equal the lesser of (i) $100,000,000, or (ii) (A) 0.25, times (B) the 2006 Cumulative Differential;

b. on the Payment Date in 2008, the Contingent Payment (the “2008 Contingent Payment”) shall equal the lesser of (i) (A) $100,000,000, minus (B) any 2007 Contingent Payment, or (ii) (A) 0.25, times (B) the 2007 Cumulative Differential;

c. on the Payment Date in 2009, the Contingent Payment (the “2009 Contingent Payment”) shall equal the lesser of (i) (A) $100,000,000, minus (B) (1) any 2007 Contingent Payment, and (2) any 2008 Contingent Payment, or (ii) (A) 0.25, times (B) the 2008 Cumulative Differential; and

d. on the Payment Date in 2010, the Contingent Payment shall equal the lesser of (i) (A) $100,000,000, minus (B) (1) any 2007 Contingent Payment, (2) any 2008 Contingent Payment, and (3) any 2009 Contingent Payment, or (ii) (A) 0.25, times (B) the 2009 Cumulative Differential.

For the avoidance of doubt, the targets for Cash Flows giving rise to any Contingent Payments were determined expressly in accordance with the definitions set forth in this Exhibit 9. Any deviations from or incongruencies with Valuation Principles or customary corporation finance principles are intentional, as they ensure consistency with the scenarios upon which such targets were based.

2. Limitations on Contingent Payments. Notwithstanding anything to the contrary contained herein:

a. The Company shall not pay, and the Unilever Stockholder shall have no right to receive, any Contingent Payment in respect of Cash Flows (or any portion thereof) for any Fiscal Year after the Fiscal Year in which the End Date occurs (such Contingent Payment, if any, the “Final Contingent Payment”), and after such Final Contingent Payment shall have been paid, the Unilever Stockholder shall have no further rights under this Exhibit 9.

b. The Unilever Stockholder hereby agrees, consents to and acknowledges that the payment by the Company of the Contingent Payment Amount in this Exhibit 9 shall not be made until and unless permitted by the provisions of the Financing Agreements and the rights, remedies and powers of the lenders or noteholders (other than any Unilever Group Member) and holders of collateral thereunder; provided, further, that such payment shall not be made until and unless the dividends declared in accordance with Section 4.10(a)(iv) of the Agreement, including the Agreed Dividend Policy, shall have been paid; provided, further, that if the Company does not pay the Contingent Payment Amount at any time it would otherwise be obligated to pay such amount but for the provisions of this subsection (b), interest shall accrue on such amount at the Applicable Rate from such time until the date of payment.

3. Determination of Cash Flows. The Cash Flows for each Fiscal Year included in a period described in Section 1 hereof shall be determined by the Company and shall be set forth in an Annual Statement of Cash Flows (an “Annual Statement”). Each Annual Statement shall be accompanied by a certificate from the Company to the effect that such Annual Statement was prepared in accordance with this Exhibit 9. A copy of each such Annual Statement and certificate shall be delivered to the Unilever Stockholder not later than 90 days after the end of the Fiscal Year to which such Annual Statement relates. If the Unilever Stockholder disagrees with the calculation of Cash Flows contained in an Annual Statement, the Unilever Stockholder may, within 15 Business Days after receipt of such Annual Statement, deliver a notice to the Company disagreeing with such calculation and setting forth the Unilever Stockholder’s calculation of such amount (a “Cash Flows Dispute Notice”). Any such Cash Flows Dispute Notice shall specify those items or amounts as to which the Unilever Stockholder disagrees (“Cash Flows Disputed Items”), and the Unilever Stockholder shall be deemed to have agreed with all items and amounts contained in the Annual Statement other than the Cash Flows Disputed Items. In connection with the Unilever Stockholder’s review of an Annual Statement, the Company, at the Unilever Stockholder’s expense, will provide the Unilever Stockholder with reasonable access at reasonable times to all books and records in the control of the Company relevant to such review. If a Cash Flows Dispute Notice shall be delivered in accordance with this Section 3, the parties shall, during the 15 Business Days following such delivery, use their reasonable best efforts to reach agreement on the Cash Flows Disputed Items in order to determine the amount of Cash Flows for the applicable Fiscal Year; provided, that such amount determined by the parties shall not be less than the amount shown on the Annual Statement nor more than the amount shown in the Cash Flows Dispute Notice. If the parties are not able to reach agreement as to the amount of Cash Flows for the applicable Fiscal Year during such additional 15-Business Day period, the determination of such amount shall be referred to the Accounting Expert in accordance with Sections 8.10 and 8.11(e) of the Agreement.

4. Definitions. Except as otherwise provided herein, terms used in this Exhibit 9 with initial capital letters that are not defined in this Exhibit 9 shall have the meanings given to them in the Stockholders’ Agreement. As used in this Exhibit 9, the following terms shall have the following meanings:

“2006 Cumulative Differential” means (a) (i) the Cash Flows attributable to the days from and after the Closing Date through December 31, 2002 (the “Remaining 2002 Days”), minus (ii) (A) $22,500,000, times (B) (1) the number of Remaining 2002 Days, divided by (2) 365, plus (b) (i) the sum of the Cash Flows for the four consecutive Fiscal Years ending on or about December 31, 2006, minus (ii) $727,500,000; provided, however, that if the 2006 Cumulative Differential is a negative amount, it shall be deemed to be zero.

“2007 Cumulative Differential” means (a) the sum of the Cash Flows for the six consecutive Fiscal Years ending on or about December 31, 2007, minus (b) the 2006 Cumulative Differential, minus (c) $975,000,000; provided, however, that if the 2007 Cumulative Differential is a negative amount, it shall be deemed to be zero.

“2008 Cumulative Differential” means (a) the sum of the Cash Flows for the seven consecutive Fiscal Years ending on or about December 31, 2008, minus (b) (i) the 2006 Cumulative Differential, and (ii) the 2007 Cumulative Differential, minus (c) $1,200,000,000; provided, however, that if the 2008 Cumulative Differential is a negative amount, it shall be deemed to be zero.

“2009 Cumulative Differential” means (a) the sum of the Cash Flows for the eight consecutive Fiscal Years ending on or about December 31, 2009, minus (b) (i) the 2006 Cumulative Differential, (ii) the 2007 Cumulative Differential, and (iii) the 2008 Cumulative Differential, minus (c) $1,425,000,000; provided, however, that if the 2009 Cumulative Differential is a negative amount, it shall be deemed to be zero.

“Capital Expenditures” means, with respect to any particular Fiscal Year, the aggregate of all expenditures by the Company Group for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Company Group, but excluding the cash consideration paid for any acquisition or received from any divestiture, in each case of assets comprising all or part of an operating unit, division or product line of a business or all or a portion of the capital stock of a Person.

“Cash Flows” means, with respect to any particular Fiscal Year, (a) EBITDA (as defined in the Agreement but calculated with respect to such Fiscal Year), less (b) to the extent added to Consolidated Net Income to calculate such EBITDA, Consolidated Interest Expense, including interest on the Note to the extent cash paid (for the avoidance of doubt, excluding non-cash interest) (as defined in the Agreement but calculated with respect to such Fiscal Year), less (c) to the extent added to Consolidated Net Income to calculate such EBITDA, expense for Taxes (as defined in the Purchase Agreement) paid during such Fiscal Year, less (d) total amounts expended for Capital Expenditures during such Fiscal Year, less (e) dividends paid or accrued to Stockholders during such Fiscal Year, and (f) (i) less the Net Increase in Working Capital for such Fiscal Year or (ii) plus the Net Decrease in Working Capital for such Fiscal Year, in each case, as determined in accordance with Section 3 hereof and calculated in accordance with GAAP applied in a manner consistent with the calculation of EBITDA under the Agreement.

“End Date” means the date on which the Unilever Stockholder ceases to have the Minimum Representation Holding.

“Fiscal Year” for purposes of this Exhibit 9, subject to the definition of 2006 Cumulative Differential, shall mean a twelve-month period commencing on January 1 and ending on December 31.

“Net Decrease in Working Capital” means, with respect to any particular Fiscal Year, the amount by which the Working Capital on the last day of such Fiscal Year is less than the Working Capital on the day immediately preceding the first day of such Fiscal Year.

“Net Increase in Working Capital” means, with respect to any particular Fiscal Year, the amount by which the Working Capital on the last day of such Fiscal Year is more than the Working Capital on the day immediately preceding the first day of such Fiscal Year.

“Payment Date” means the later of (a) twenty Business Days following the delivery by the Company of the Annual Statement, or (b) five Business Days following the final determination pursuant to Section 3 hereof of Cash Flows, in each case for the previous Fiscal Year, subject to Section 2(b) of this Exhibit 9.

“Working Capital” means the aggregate amount expressed in dollars of:

(i) Inventory (as defined in the Purchase Agreement) owned by the Company Group (including items which, although subject to retention of title by the relevant seller thereof, are under the control of the relevant Company Group Member); plus

(ii) Receivables (as defined in the Purchase Agreement) due to the Company Group (including third party trade debtors), net of reserves, including any Receivables subject to the securitization arrangements of the Company Group; minus

(iii) trade and other creditors/accounts payable of the Company Group (including third party trade creditors), in each case including any part of such amounts as related to VAT, sales and use, and similar Taxes (as defined in the Purchase Agreement)

each calculated in accordance with GAAP applied in a manner consistent with the preparation of the Annual Statement.

EXHIBIT 10

Certain Indemnification

SECTION 1. Indemnification.

(a) Indemnification of the Unilever Stockholder by the Company. Except as otherwise provided in Section 1(b) of this Exhibit 10, the Company shall indemnify and hold harmless the Unilever Stockholder and its Affiliates, officers, directors and employees (the Unilever Indemnified Parties”) from and against any and all Costs (including, without limitation, any Costs relating to purchases and sales of any securities of the Company or any Company Group Member) arising out of any untrue statement or alleged untrue statement of a material fact contained in any Indemnified Document or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, if, and only to the extent, that such Costs arise from the Unilever Indemnified Party being determined to be a person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (the “Unilever Indemnification”); provided, however, that the Unilever Indemnification shall not apply to any Costs to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company for inclusion in any Indemnified Document by any Unilever Group Member, including any financial statements delivered pursuant to the Purchase Agreement (collectively, the “Unilever Information”).

(b) Indemnification of the Company Group by the Unilever Stockholder. The Unilever Stockholder agrees to indemnify and hold harmless the Company from and against any and all Costs (including, without limitation, any Costs relating to purchases and sales of any securities of the Company or any Company Group Member) arising out of any untrue statement or alleged untrue statement of a material fact contained in any Indemnified Document, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, if and only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Indemnified Document in reliance upon and in conformity with the Unilever Information (the “Company Indemnification”).

(c) Procedures. The provisions of Section 11.2 of the Purchase Agreement shall apply to claims for indemnification made pursuant to this Agreement.

(d) Other Agreements with Respect to Indemnification. The provisions of this Exhibit 10 shall not affect any other agreement between any Company Group Member and any Unilever Group Member with respect to indemnification.

SECTION 2. Contribution. If the indemnification provided for in Section 1 hereof is for any reason unavailable or insufficient to hold harmless an indemnified party in respect of any Costs referred to therein, then each indemnifying party shall contribute to the aggregate amount of such Costs incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect (i) the relative benefits received by the Company Group on the one hand and the Unilever Group on the other from the issuance or sale of securities or (ii) if the allocation provided in clause (i) above is not permitted by Applicable Law, not only the relative benefits referred to in clause (i) above but also the relative fault of the Company Group on the one hand and of the Unilever Group on the other hand in connection with the statements or omissions which resulted in such Costs, as well as any other relevant equitable considerations; provided that, the Unilever Group Members shall not be liable to the Company Group in any case to the extent any Unilever Group Member has furnished in writing to the Company Group, prior to the delivery or circulation of the final prospectus or offering memorandum, as the case may be, or any supplement or amendments thereto, information expressly for use therein which corrected or made not untrue or misleading information previously furnished to the Company Group and the Company failed to include such information therein.

The relative fault of the Company Group on the one hand and the Unilever Group on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by a Company Group Member or by a Unilever Group Member and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

SECTION 3. Certain Procedures. In connection with any filing of a Registration Statement or any other Indemnified Documents described in clause (c) of the definition of “Indemnified Documents” (collectively, “Section 3 Documents”) in respect of which the Unilever Group would have a liability or obligation in respect of the Company Indemnification, (a) the Company shall provide the Unilever Group and its outside counsel, at the Unilever’s Stockholder’s sole cost and expense, with (i) the right to participate in such due diligence reviews of the management, auditors, financials, information, books and records of the Company Group as is customarily afforded to counsel to underwriters and as may be reasonably necessary for the Unilever Group to satisfy the standards of investigation applicable to control person liability under Section 15 of the Securities Act or Section 20 of the Exchange Act, (ii) the right to attend working group and due diligence meetings with underwriters at which the Section 3 Document and any other Indemnified Document incorporated by reference therein is prepared or substantively reviewed, discussed and revised, and (iii) copies of drafts and amendments or supplements of the Section 3 Document a reasonable time prior to the filing thereof with the SEC, or in the case of Section 3 Documents that are not to be so filed, dissemination to investors, and (b) the Unilever Stockholder shall, at its sole cost and expense, be provided a reasonable opportunity to review, comment and propose reasonable revisions to the Section 3 Document, but the Company shall retain the sole right to determine the final form and content of such Documents. The Unilever Directors shall be provided with copies of any Indemnified Document that is not a Section 3 Document prior to the filing thereof with the SEC.

SECTION 4. Financing Agreements. The Unilever Stockholder hereby agrees, consents to and acknowledges that the payment by the Company of the Unilever Indemnification shall not be made until and unless permitted by the provisions of the Financing Agreements and the rights, remedies and powers of the lenders or noteholders (other than any Unilever Group Member) and holders of collateral thereunder.

SECTION 5. Unilever Information. The Unilever Stockholder shall furnish the Company with such information relating to the Unilever Group and the Unilever Directors as the Company may reasonably request, but only to the extent as shall be required by Applicable Law to be included in any Indemnified Documents.

SECTION 6. No Prejudice. The inclusion of this indemnity shall not be deemed to be an admission of any control person liability under Applicable Law.

EXHIBIT 11

Net Debt Adjustments

1. Subject to Section 2 of this Exhibit 11, the Net Debt Amount shall reflect the following adjustments, on a dollar-for-dollar basis (the “Net Debt Adjustments”):

(a) the following amounts shall be added to the Net Debt Amount:

(i) the amount of any Grossed Up CMI Working Capital Deficit (including accrued interest on the CMI Working Capital Deficit pursuant to Section 3.6(g)(ii) of the Purchase Agreement);

(ii) the amount of any Grossed Up CMI Debt/Cash Deficit (including accrued interest on the CMI Debt/Cash Deficit pursuant to Section 3.6(g)(ii) of the Purchase Agreement);

(iii) the aggregate amount of all Buyer Deferred Amounts, other than to the extent a Buyer Deferred Amount has been recovered, offset or the subject of compensation received by the Company Group prior to the end of the applicable Measurement Period (whether through insurance payments, indemnity payments or otherwise), as of the end of the applicable Measurement Period;

(iv) the aggregate amount of all Excess Pension Transfer Exit Payments owed by the Company Group to Conopco as of the end of the applicable Measurement Period pursuant to Section 9.16(b) of the Purchase Agreement; and

(v) the amount of any Excess Contribution Refund (as defined in Section 9.10 of the Purchase Agreement); and

(b) the following amounts shall be subtracted from the Net Debt Amount:

(i) the amount of any Grossed Up CMI Working Capital Surplus (including accrued interest on the CMI Working Capital Surplus pursuant to Section 3.6(g)(ii) of the Purchase Agreement);

(ii) the amount of any Grossed Up CMI Debt/Cash Surplus (including accrued interest on the CMI Debt/Cash Surplus pursuant to Section 3.6(g)(ii) of the Purchase Agreement);

(iii) the aggregate amount of all Conopco Deferred Amounts, other than to the extent a Conopco Deferred Amount has been recovered, offset or the subject of compensation received by the Company Group prior to the end of the applicable Measurement Period (whether through insurance payments, indemnity payments or otherwise), as of the end of the applicable Measurement Period;

(iv) the amount of any Accumulated Excess Pension Contributions;

(vii) the amount of any Pension Plan Amendment Adjustment;

(viii) the amount of any Unfunded Pension Exit Payment (as defined in Section 9.10(e) of the Purchase Agreement) to the extent not paid by the Company on or prior to the last day of the applicable Measurement Period;

(ix) the amount of any Cumulative Special Funding Adjustment;

(x) the amount of any Excess Contribution Payment (as defined in Section 9.10 of the Purchase Agreement);

(xi) the aggregate amount of all Contingent Payments paid by the Company on or prior to the last day of the applicable Measurement Period;

(xii) the amount of the Agency Adjustment; and

(xiii) an amount equal to $39,420,000 plus interest thereon at the Applicable Rate for the period from December 22, 2005 to the Final Exit Date.

For the avoidance of doubt, the above amounts are not cumulative, and only one adjustment shall be made for any Put Closing Date or Call Closing Date.

For the avoidance of doubt, the Net Debt Amount, as adjusted pursuant to this Exhibit 11, may be either a positive or negative amount.

2. Notwithstanding anything in Section 1 of this Exhibit 11 to the contrary, Net Debt Adjustments to a particular Net Debt Amount shall be made without duplication and only to the extent that the Company’s obligation to pay, or right to receive, as the case may be, an amount is not reflected in the Company’s financial statements as of the last day of the applicable Measurement Period; provided, however, that if the Net Debt Amount is determined more than once in connection with multiple exercises of the Put Option or Call Option where the Share Price has not been fixed in accordance with Section 8.4(d), 8.5(a), 8.5(b), the Net Debt Adjustments shall be made to each such Net Debt Amount, as applicable.

3. Notwithstanding anything herein to the contrary, nothing in this Agreement, including this Exhibit 11, shall prejudice or otherwise affect any party’s rights or obligations under Section 6.9 and Articles IX and XI, including Section 11.8, of the Purchase Agreement.